UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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lululemon athletica inc.
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS	1

PROPOSAL NO. 1 – ELECTION OF DIRECTORS	7

CORPORATE GOVERNANCE	8

PROPOSAL NO. 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	16

PROPOSAL NO. 3 – ADVISORY VOTE ON EXECUTIVE COMPENSATION	17

PROPOSAL NO. 4 – ADVISORY VOTE ON THE FREQUENCY OF HOLDING A STOCKHOLDER VOTE ON EXECUTIVE COMPENSATION	18

PROPOSAL NO. 5 – APPROVAL OF THE PERFORMANCE-BASED COMPENSATION MEASURES USED UNDER THE 2007 EQUITY INCENTIVE PLAN, AS REQUIRED BY SECTION 162(M) OF THE INTERNAL REVENUE CODE	19

PROPOSAL NO. 6 – APPROVAL OF THE MATERIAL TERMS OF THE EXECUTIVE BONUS PLAN, AS REQUIRED BY SECTION 162(M) OF THE INTERNAL REVENUE CODE	25

PROPOSAL NO. 7 – APPROVAL TO AMEND OUR CERTIFICATE OF INCORPORATION TO EFFECT A TWO-FOR-ONE FORWARD STOCK SPLIT, WITH A PROPORTIONATE INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK AND SPECIAL VOTING STOCK AND A PROPORTIONATE REDUCTION IN THE PAR VALUE OF SUCH STOCK	27

REPORT OF THE AUDIT COMMITTEE	29

EXECUTIVE COMPENSATION	30

SUMMARY COMPENSATION TABLE	37

2010 GRANTS OF PLAN-BASED AWARDS	39

2010 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END	40

2010 OPTION EXERCISES	41

DIRECTOR COMPENSATION	46

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	48

PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP BY MANAGEMENT	49

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	50

TRANSACTION OF OTHER BUSINESS	50

STOCKHOLDER PROPOSALS TO BE PRESENTED AT THE 2012 ANNUAL MEETING OF STOCKHOLDERS	51

ANNUAL REPORT AND FORM 10-K	51

APPENDIX A – EXECUTIVE BONUS PLAN	A-1

APPENDIX B – AMENDMENT TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION	B-1

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 8, 2011

TO OUR STOCKHOLDERS:

Notice is hereby given that the 2011 annual meeting of the stockholders, or the Annual Meeting, of lululemon athletica inc., a Delaware corporation, will be held on June 8, 2011, at 10:00 a.m. local time, in the Jade Ballroom at the Fairmont Pacific Rim Hotel located at 1038 Canada Place, Vancouver, British Columbia, for the following purposes:

1. To elect three Class I directors to hold office for a three-year term and until their respective successors are elected and qualified.

2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 29, 2012.

3. To adopt a non-binding resolution to approve the compensation of our executive officers.

4. To provide a non-binding vote on the frequency of holding a stockholder vote to approve the compensation of our executive officers.

5. To approve the performance goals and grant limits contained in our 2007 Equity Incentive Plan.

6. To approve the material terms of our Executive Bonus Plan.

7. To approve an amendment to our Certificate of Incorporation to effect a two-for-one forward stock split, with a proportionate increase in the number of authorized shares of our Common Stock and Special Voting Stock and a proportionate reduction in the par value of such stock.

8. To transact such other business as may properly come before the meeting.

Our board of directors, or the Board, recommends that you vote “FOR”:

•	Election to the Board of the three nominees named in this proxy statement;

•	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 29, 2012;

•	Approval of the non-binding resolution to approve the compensation of our Named Executive Officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in our 2011 annual meeting proxy statement;

•	Approval of a triennial frequency (i.e., every three years) for which stockholders shall be entitled to have an advisory vote on executive compensation;

•	Approval of the performance goals and grant limits contained in our 2007 Equity Incentive Plan;

•	Approval of the material terms of our Executive Bonus Plan; and

•	Adoption of the amendment of our Amended and Restated Certificate of Incorporation to (i) effect a two-for-one forward stock split of our Common Stock and Special Voting Stock, (ii) increase the authorized Common Stock from 200 million to 400 million shares and to reduce the par value from $0.01 to $0.005 per share, and (iii) increase the authorized Special Voting Stock from 30 million to 60 million shares and to reduce the par value from $0.00001 to $0.000005 per share.

Stockholders of record at the close of business on April 19, 2011 are entitled to notice of, and to vote at, this meeting and any adjournment or postponement thereof. In accordance with our Third Amended and Restated Bylaws, a list of those stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose relating to the meeting, at the office of the Corporate Secretary, lululemon athletica inc., 1818 Cornwall Avenue, Vancouver, British Columbia, beginning May 2, 2011. The list will also be available at the Annual Meeting.

We are pleased to continue using the Securities and Exchange Commission’s “Notice and Access” delivery model allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that this delivery process will expedite stockholders’ receipt of proxy materials and lower the costs and reduce the environmental impact of our Annual Meeting. On or about April [  ], 2011, we intend to mail to our stockholders of record as of April 19, 2011 a Notice of Internet Availability of Proxy Materials, or the Notice, containing instructions on how to access our Proxy Statement and Annual Report to Stockholders for the fiscal year ended January 30, 2011. This Notice also provides instructions on how to vote online and includes instructions on how to receive a paper copy of the proxy materials by mail.

All stockholders are invited to attend the Annual Meeting. If you are a stockholder of record as of April 19, 2011, you will be admitted to the meeting if you present a form of photo identification. If you own stock beneficially through a bank, broker or otherwise, you will be admitted to the meeting if you present a form of photo identification and proof of ownership or a valid proxy signed by the record holder. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership. Whether or not you plan to attend the Annual Meeting, please vote your shares via the Internet, as described in the accompanying materials, to assure that your shares are represented at the meeting, or, if you elect to receive a paper copy of the proxy card by mail, you may mark, sign and date the proxy card and return it in the enclosed postage-paid envelope. If you attend the meeting you will, of course, have the right to revoke the proxy and vote your shares in person.

By order of the Board of Directors,

Dennis J. Wilson
Chairman of the Board of Directors
Vancouver, British Columbia
April [  ], 2011

LULULEMON ATHLETICA INC.

PROXY STATEMENT

2011 ANNUAL MEETING OF STOCKHOLDERS

WEDNESDAY, JUNE 8, 2011

GENERAL INFORMATION

This Proxy Statement is being provided to solicit proxies on behalf of the board of directors of lululemon athletica inc. for use at the 2011 annual meeting of stockholders to be held on Wednesday, June 8, 2011, at 10:00 a.m., local time, in the Jade Ballroom at the Fairmont Pacific Rim Hotel, 1038 Canada Place, Vancouver, British Columbia, and at any adjournment or postponement thereof. We expect to first make this Proxy Statement available, together with our Annual Report for the fiscal year ended January 30, 2011, to stockholders on approximately April [  ], 2011.

Our principal offices are located at 1818 Cornwall Avenue, Vancouver, British Columbia V6J 1C7.

In this Proxy Statement, we refer to lululemon athletica inc. as lululemon, we, us or the company.

Internet Availability of Annual Meeting Materials

Under rules adopted by the Securities and Exchange Commission, or SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials, or the Notice, to our stockholders of record. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or to request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. You will not receive a printed copy of the proxy materials unless you request one in the manner set forth in the Notice. This permits us to conserve natural resources and reduces our printing costs, while giving stockholders a convenient and efficient way to access our proxy materials and vote their shares.

We intend to mail the Notice on or about April [  ], 2011 to all stockholders of record entitled to vote at the Annual Meeting.

Who May Vote

Only holders of record of our Common Stock and holders of record of our Special Voting Stock, which we sometimes refer to in this proxy statement as the Exchangeable Stock, at the close of business on April 19, 2011, or the Record Date, will be entitled to notice of, and to vote at, the Annual Meeting. On the Record Date,  •  shares of Common Stock and  •  shares of Exchangeable Stock were issued and outstanding. Each share of Common Stock is entitled to one vote at the Annual Meeting and each share of Exchangeable Stock is entitled to one vote at the Annual Meeting. Holders of Common Stock and Exchangeable Stock will vote together as a single class on all matters that come before the Annual Meeting; accordingly, throughout this Proxy Statement we refer generally to our outstanding Common Stock and Exchangeable Stock as our “Common Stock.”

What Constitutes a Quorum

Stockholders may not take action at the Annual Meeting unless there is a quorum present at the meeting. The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock entitled to vote as of the close of business on the Record Date constitutes a quorum. Abstentions and broker non-votes will count toward establishing a quorum. Broker non-votes occur when brokers holding shares in street name for beneficial owners do not receive instructions from the beneficial owners about how to vote the shares. An abstention occurs when a stockholder withholds such stockholder’s vote by checking the “abstain” box on the proxy card, or similarly elects to abstain via the Internet voting. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, including the ratification of appointment of independent registered accounting firm.

Vote Required

Proposal No. 1:  Under applicable law and our Third Amended and Restated Bylaws, if a quorum is present at the Annual Meeting, the three director candidates who receive the greatest number of votes cast for the election of directors by shares present in person or represented by proxy and entitled to vote shall be elected directors. You are not entitled to cumulative voting rights in the election of directors.

Proposal No. 2:  The ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast at the Annual Meeting.

Proposal No. 3:  The advisory approval of the compensation of our named executive officers requires the affirmative vote of the majority of the votes cast at the Annual Meeting.

Proposal No. 4:  The frequency choice receiving the greatest number of votes cast at the Annual Meeting will be deemed the choice of the stockholders regarding the advisory vote on the frequency for which stockholders will be entitled to have an advisory vote on executive compensation.

Proposal No. 5:  The approval of the performance-based compensation measures used under the 2007 Equity Incentive Plan, as required by Section 162(m) of the Internal Revenue Code, requires the affirmative vote of a majority of the votes cast at the Annual Meeting.

Proposal No. 6:  The approval of the material terms of our Executive Bonus Plan, as required by Section 162(m) of the Internal Revenue Code, requires the affirmative vote of a majority of the votes cast at the Annual Meeting.

Proposal No. 7:  Approval of the amendment to the Amended and Restated Certificate of Incorporation to effect a two-for-one forward stock split, including a proportionate increase of our authorized Common Stock and Special Voting Stock and a proportionate reduction in the par value of our Common Stock and Special Voting Stock, requires the affirmative vote of a majority of the outstanding shares of Common Stock and Special Voting Stock, voting together as a single class.

Voting Process

Shares that are properly voted or for which proxy cards are properly executed and returned will be voted at the Annual Meeting in accordance with the directions given or, in the absence of directions, will be voted “FOR”:

•	Election to the Board of the three nominees named in this proxy statement;

•	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 29, 2012;

•	Approval of the non-binding resolution to approve the compensation of our Named Executive Officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in our 2011 annual meeting proxy statement;

•	Approval of a triennial frequency (i.e., every three years) for which stockholders shall be entitled to have an advisory vote on executive compensation;

•	Approval of the performance goals and grant limits contained in our 2007 Equity Incentive Plan;

•	Approval of the material terms of our Executive Bonus Plan; and

•	Adoption of the amendment of our Amended and Restated Certificate of Incorporation to (i) effect a two-for-one forward stock split of our Common Stock and Special Voting Stock, (ii) increase the authorized Common Stock from 200 million to 400 million shares and to reduce the par value from $0.01 to $0.005 per share, and (iii) increase the authorized Special Voting Stock from 30 million to 60 million shares and to reduce the par value from $0.00001 to $0.000005 per share.

It is not expected that any other matters will be brought before the Annual Meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their discretion with respect to such matters.

The manner in which your shares may be voted depends on how your shares are held. If you are the record holder of your shares, meaning you appear as the stockholder of your shares on the records of our stock transfer agent, you may vote those shares via the Internet, or, if you request a printed copy of the proxy materials, via a proxy card for voting those shares included with the printed proxy materials. If you own shares in street name, meaning you are a beneficial owner with your shares held through a bank or brokerage firm, you may instead receive a voting instruction form with this Proxy Statement that you may use to instruct your bank or brokerage firm how to vote your shares.

Voting on the Internet

You can vote your shares via the Internet by following the instructions in the Notice. The Internet voting procedures are designed to authenticate your identity and to allow you to vote your shares and confirm your voting instructions have been properly recorded. If you vote via the Internet, you do not need to complete and mail a proxy card. We encourage you to vote your shares via the Internet even if you plan to attend the Annual Meeting.

Voting by Mail

You can vote your shares by mail by requesting a printed copy of the proxy materials sent to your address. When you receive the proxy materials, you may fill out the proxy card enclosed therein and return it per the instructions on the card. By signing and returning the proxy card according to the instructions provided, you are enabling the individuals named on the proxy card, known as “proxies,” to vote your shares at the Annual Meeting in the manner you indicate. If you request a printed copy of the proxy materials, we encourage you to sign and return the proxy card even if you plan to attend the Annual Meeting.

Voting by Telephone

You may be able to vote by telephone. If so, instructions are included with your Notice. If you vote by telephone, you do not need to complete and mail your proxy card.

Attendance and Voting at the Annual Meeting

If you are the record holder of your shares, you may attend the Annual Meeting and vote in person. You will be required to present a form of photo identification for admission to the Annual Meeting. If you own your stock in street name, you may attend the Annual Meeting in person provided that you present a form of photo identification and proof of ownership, such as a recent brokerage statement or a letter from a bank or broker, but in order to vote your shares at the Annual Meeting you must obtain a “legal proxy” from the bank or brokerage firm that holds your shares. You should contact your bank or brokerage account representative to obtain a legal proxy.

Revocation

If you are the record holder of your shares, you may revoke a previously granted proxy at any time before the Annual Meeting by delivering to the Secretary of lululemon athletica inc. a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. Any stockholder owning shares in street name may change or revoke previously given voting instructions by contacting the bank or brokerage firm holding the shares or by obtaining a legal proxy from such bank or brokerage firm and voting in person at the Annual Meeting. Your personal attendance at the Annual Meeting does not revoke your proxy. Your last vote, prior to or at the Annual Meeting, is the vote that will be counted.

Householding

The SEC permits companies to send a single Notice, and for those stockholders that elect to receive a paper copy of proxy materials in the mail one copy of this Proxy Statement, together with our Annual Report for the fiscal year ended January 30, 2011, or fiscal 2010, to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if we provide advance notice and follow certain procedures. In such cases, each stockholder continues to receive a separate Notice, and for those stockholders that elect to receive a paper copy of proxy materials in the mail, one copy of our fiscal 2010 Annual Report and this Proxy Statement. This householding process reduces the volume of duplicate information and reduces printing and mailing expenses. We have not instituted householding for stockholders of record; however, certain brokerage firms may have instituted householding for beneficial owners of our Common Stock held through brokerage firms. If your family has multiple accounts holding our Common Stock, you may have already received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of the Notice, our fiscal 2010 Annual Report and this Proxy Statement. The broker will arrange for delivery of a separate copy of the Notice, and, if so requested, a separate copy of these proxy materials promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

Solicitation of Proxies

We pay the cost of soliciting proxies for the Annual Meeting. We solicit by mail, telephone, personal contact and electronic means and arrangements are made with brokerage houses and other custodians, nominees and fiduciaries to send Notices, and if requested, other proxy materials, to beneficial owners. Upon request, we will reimburse them for their reasonable expenses. In addition, our directors, officers and employees may solicit proxies, either personally or by telephone, facsimile or written or electronic mail. Our transfer agent, Computershare Trust Company, N.A., will assist in the solicitation of proxies. The transfer agent does not charge a separate fee for this service. We will reimburse the transfer agent for any expenses related to proxy solicitation. Stockholders are requested to return their proxies without delay.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

We have a classified board of directors consisting of three Class I directors, three Class II directors, and two Class III directors, who will serve until the annual meetings of stockholders to be held in 2011, 2012 and 2013, respectively, and until their respective successors are duly elected and qualified. At each annual meeting of stockholders, directors are elected for a term of three years to succeed those directors whose terms expire at the annual meeting dates.

The term of the Class I directors will expire on the date of the upcoming Annual Meeting. Accordingly, three people are to be elected to serve as Class I directors of the Board at the Annual Meeting. Our nominating and governance committee has nominated for election by the stockholders to the Class I positions Michael Casey, RoAnn Costin and R. Brad Martin, the current Class I members of the Board. If elected, Mr. Casey, Ms. Costin and Mr. Martin will serve as Class I directors until our Annual Meeting of stockholders in 2014 and until their successors are duly elected and qualified.

The Board has no reason to believe that any of the nominees listed below will be unable to serve as a director. If, however, any nominee becomes unavailable, the proxies will have discretionary authority to vote for a substitute nominee. There are no family relationships among any of the directors or executive officers.

Unless authority to do so is withheld, the persons named as proxies will vote “FOR” the election of the nominees listed below.

The following table sets forth the name and age of each director and director nominee, the positions and offices held by each director with lululemon and the period during which the director has served as a director of lululemon.

			Director
Name	Age	Positions and Offices with lululemon	Since

Class I Director nominees for election at the 2011 Annual Meeting:
Michael Casey	65	Director	2007
RoAnn Costin	58	Director	2007
R. Brad Martin	59	Director	2007

Class II Directors whose terms expire at the 2012 Annual Meeting:
Christine M. Day	49	Chief Executive Officer	2008
Martha A.M. Morfitt	53	Director	2008
Rhoda M. Pitcher	56	Director	2005

Class III Directors whose terms expire at the 2013 Annual Meeting:
Thomas G. Stemberg	62	Director	2005
Dennis J. Wilson	55	Chairman of the Board and Chief Innovation and Branding Officer	1998

Class I Director Nominees

Background information on each of Mr. Casey, Ms. Costin, and Mr. Martin, the Class I nominees, appears under “Corporate Governance — Our Board of Directors” beginning on page  •.

Vote Required and Board Recommendation

If a quorum is present and voting, the three nominees for Class I directors receiving the highest number of votes will be elected as Class I directors. Abstentions and broker non-votes have no effect on the vote.

The Board unanimously recommends a vote “FOR” the election of the three Class I director nominees named below. The persons named as proxies will vote FOR the election of these three nominees to hold office as directors until the 2014 Annual Meeting of stockholders and until their successors are elected and qualified.

CORPORATE GOVERNANCE

Our Board of Directors

The following is brief description of each nominee and each director of lululemon whose term of office will continue after the Annual Meeting:

Class I Director Nominees for Election at the 2011 Annual Meeting of Stockholders

Michael Casey has been a member of our Board since October 2007. He retired from Starbucks Corporation in October, 2007, where he had served as Senior Vice President and CFO from August 1995 to September 1997, Executive Vice President, CFO and Chief Administrative Officer from September 1997 to October 2007. Subsequent to retirement he served as a Senior Advisor to Starbucks Corporation from October 2007 to May 2008 and from November 2008 to present. Prior to joining Starbucks, Mr. Casey was Executive Vice President and CFO for Family Restaurant, Inc. and President and CEO of EI Torito Restaurants, Inc. He is also a member of the board of directors of The NASDAQ OMX Group, Inc. Mr. Casey graduated from Harvard College with an A.B. degree in Economics and Harvard Business School with an MBA degree. The Board selected Mr. Casey to serve as director because he has extensive experience in corporate finance and accounting, managing retail-focused industry operations, strategic planning and public company corporate governance. The Board believes his service on executive, audit and compensation committees of other companies allows him to provide significant insight to our Board.

RoAnn Costin has been a member of our Board since March 2007. She has served as the President of Wilderness Point Investments, a financial investment firm, since 2005. From 1992 until 2005, she served as the President of Reservoir Capital Management, Inc., an investment advisory firm. Ms. Costin was a director and member of the audit committee of Toys R Us from 1995 to 2005. Ms. Costin received a B.A. in Government from Harvard University and an M.B.A. from the Stanford University Graduate School of Business. The Board selected Ms. Costin to serve as director because she has extensive experience in corporate finance and strategic planning. The Board believes her extensive management experience with respect to both public and private companies allows her to provide our Board with significant insight on the retail industry.

R. Brad Martin has been a member of our Board since March 2007. He served as the CEO of Saks Incorporated, a retail department store company, from 1989 until January 2006. He is a member of the board of directors of Ruby Tuesday, Inc., a restaurant company, First Horizon National Corporation, a banking company, and Dillard’s, Inc., a retail department store company. He also served on the board of directors of Gaylord Entertainment Company from November 2006 to May 2009. Mr. Martin received his BS in Political Science from the University of Memphis and an MBA from Vanderbilt University. The Board selected Mr. Martin to serve as director because he has extensive experience in leading and managing retail industry operations, with strong skills in corporate finance, strategic planning and public company corporate governance.

Class II Directors Continuing in Office until the 2012 Annual Meeting of Stockholders

Christine M. Day has been a member of our Board since July 2008. She served as our company’s Executive Vice President, Retail Operations, from January 2008 through April 2008, was appointed to the offices of President and Chief Operating Officer in April 2008, and was named Chief Executive Officer in July 2008. Ms. Day previously worked at Starbucks Corporation where she served as President, Asia Pacific Group, from July 2004 through February 2007. From July 2003 to October 2003, she was Co-President for Starbucks Coffee International. From 1987 to 2003, she served in various capacities at Starbucks, including Senior Vice President, North American Finance & Administration; and Vice President of Sales and Operations for Business Alliances. Until December 2009, Ms. Day served as a member of the board of directors of Select Comfort Corporation, a provider of adjustable-firmness beds and other sleep-related accessory products. She also served on the board of directors of Nu Skin, a provider of personal care and anti-aging products, from May 2007 to May 2008. Ms. Day received her BA in Administrative Management from Central Washington University, and is a graduate of Harvard Business School’s Advanced Management Program. The Board selected Ms. Day to serve as director because she is our Chief

Executive Officer and she has extensive experience in sales and marketing, managing retail-focused operations, international operations, corporate finance and strategic planning.

Martha A.M. (Marti) Morfitt has been a member of our Board since December 2008. She has served as the CEO of Airborne, Inc. since October 2009, and as a principal of River Rock Partners, Inc., a business and cultural transformation consulting firm since 2008. She served as the President and CEO of CNS, Inc. a manufacturer and marketer of consumer healthcare products, from 2001 through March 2007. From 1998 to 2001, she was COO of CNS, Inc. Ms. Morfitt currently serves on the boards of directors of Graco, Inc., a fluid handling systems and components company and Life Time Fitness, Inc., an operator of fitness and athletic centers. She received her HBA from the Richard Ivey School of Business at the University of Western Ontario, and an MBA from the Schulich School of Business at York University. The Board selected Ms. Morfitt to serve as director because she has extensive public board experience, and years of leading and managing branded consumer business operations and strategic planning.

Rhoda M. Pitcher has been a member of our Board since December 2005. For the past 14 years, she has been the founder and CEO of Rhoda M Picher Inc., a management consulting firm providing services in organizational strategy and the building of executive capability to Fortune 500 corporations, institutions, start-ups and non-profits. From 1978 to 1997, Ms. Pitcher co-founded, built and sold two international consulting firms. Ms. Pitcher holds a Master’s degree in Organization Development from University Associates. The Board selected Ms. Pitcher to serve as director because she has extensive experience in management consulting, culture development and strategic planning. The Board believes her considerable knowledge of our business gained from more than six years as a director of lululemon makes her well suited to provide advice with respect to our strategic plans, culture and marketing programs.

Class III Directors Continuing in Office until the 2013 Annual Meeting of Stockholders

Thomas G. Stemberg has been a member of our Board since December 2005. Since March 2007, he has been the managing partner of Highland Consumer Fund, a venture capital firm. From February 2005 until March 2007, he was a venture partner with Highland Capital Partners. Mr. Stemberg co-founded Staples, Inc., an office supplies retailer, serving as its Chairman from 1988 to 2005, and as its CEO from 1986 until 2002. He serves on the board of directors of CarMax, Inc., a retailer of used cars, PETsMART, Inc., a retailer of pet supplies and products, and Guitar Center, a retailer of musical instruments. He received an AB in Physical Science from Harvard University, and an MBA from the Harvard Business School. The Board selected Mr. Stemberg to serve as director because of his extensive experience in managing and directing retail industry operations, public company corporate governance and executive compensation. The Board believes his extensive experience in a variety of leadership roles of retail companies allows him to provide significant insight and expertise to our Board.

Dennis J. Wilson founded our company in 1998 and has served as the Chairman of our Board of Directors since 1998. He currently also serves as our Chief Innovation and Branding Officer, and from December 2005 until March 2010, he served as our Chief Product Designer. Mr. Wilson was our Chief Executive Officer from 1998 until December 2005. In 1980, Mr. Wilson founded Westbeach Snowboard Ltd., a surf, skate and snowboard vertical retailer, and served as its CEO from 1980 until 1995, and as its Head of Design and Production from 1995 to 1997. Mr. Wilson received his BA in Economics from the University of Calgary. The Board selected Mr. Wilson to serve as director because, as the original founder of the company, he is in a unique position to support continuity in both our product vision and our cultural values. He also has extensive experience in leading and managing retail industry operations and strategic planning.

Independence of the Board

Pursuant to the listing standards of The Nasdaq Stock Market, or NASDAQ, a majority of the members of our Board must qualify as “independent,” as affirmatively determined by the Board. The Board consults with our outside legal counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in the NASDAQ listing standards in effect at the time of the determination.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and lululemon, our senior management and our independent auditors, the Board has affirmatively determined that the following six directors are independent directors within the meaning of the applicable NASDAQ listing standards: Michael Casey, RoAnn Costin, R. Brad Martin, Martha A.M. Morfitt, Rhoda M. Pitcher and Thomas G. Stemberg. In making this determination, the Board found that none of these directors had a material or other disqualifying relationship with the company. Dennis J. Wilson, our Chairman of the Board and our Chief Innovation and Branding Officer, and Christine M. Day, our Chief Executive Officer, are not independent directors by virtue of their current employment with lululemon.

Executive Sessions

Non-management directors meet in an executive session without management present each time the Board holds its regularly scheduled meetings. Mr. Martin has been designated by the Board to act as the Lead Director for such executive sessions of non-management directors.

Committees and Meeting Attendance

The Board has an Audit Committee, a Management Development and Compensation Committee and a Nominating and Governance Committee. Each of these committees operates under a written charter adopted by the Board. Copies of these charters are available on our website at www.lululemon.com. The Board held five meetings during fiscal 2010. Each of the standing committees of the Board held the number of meetings indicated below. During fiscal 2010, each of our directors attended at least 75% of the total number of meetings of the Board and all of the committees of the Board on which such director served during that period. Directors are encouraged to attend our annual meetings of stockholders. All directors attended the 2010 annual meeting of stockholders.

The following table sets forth the three standing committees of the Board, the members of each committee during fiscal 2010 and the number of meetings held by each committee:

Management
		Development and	Nominating and
Name of Director	Audit	Compensation	Governance

Michael Casey	Chair
RoAnn Costin	Member
R. Brad Martin		Member	Chair(2)
Martha A.M. Morfitt	Member
David M. Mussafer(1)		Member	Member
Rhoda M. Pitcher		Member	Member
Thomas G. Stemberg		Chair(3)	Member
Number of Meetings in Fiscal 2010	6	8	5

(1)	Mr. Mussafer resigned from the Board and all Board committees effective immediately prior to the fiscal 2010 annual meeting of stockholders, held on June 9, 2010.

(2)	Mr. Martin was appointed as Chair of the Nominating and Governance Committee effective March 2010.

(3)	Mr. Stemberg was appointed Chair of the Management Development and Compensation Committee effective March 2010.

Audit Committee

The Audit Committee is appointed by the Board to assist the Board in fulfilling its financial oversight responsibilities by overseeing the accounting and financial reporting processes of lululemon and audits of our financial statements. The Audit Committee’s primary duties and responsibilities include:

•	Appointing and retaining our independent registered public accounting firm, approving all audit, review, and other services to be provided by our independent registered public accounting firm and determining the compensation to be paid for such services;

•	Overseeing the integrity of our financial reporting process and systems of internal controls regarding accounting and finance;

•	Overseeing the qualifications, independence, and performance of our independent registered public accounting firm;

•	Overseeing the Company’s risk assessment and risk management policies, procedures and practices;

•	Reviewing and, if appropriate, approving any related party transactions;

•	Reviewing lululemon’s Code of Business Conduct and Ethics applicable to all directors, officers, and employees, and monitoring and approving any modifications or waivers of such code;

•	Providing a means for processing complaints and anonymous submissions by employees of concerns regarding accounting or auditing matters; and

•	Monitoring compliance with legal and regulatory requirements.

The current members of the Audit Committee are Michael Casey (Chairman), RoAnn Costin, and Martha A.M. Morfitt. The Board has determined that all members of the Audit Committee meet the independence requirements of both NASDAQ and the SEC and that Michael Casey qualifies as an “Audit Committee Financial Expert,” as defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC. The Audit Committee held six meetings during fiscal 2010.

Management Development and Compensation Committee

The Management Development and Compensation Committee has been delegated authority by the Board to oversee all significant aspects of lululemon’s compensation policies and programs, including:

•	Reviewing and approving the compensation and annual performance objectives and goals of all of our executive officers;

•	Reviewing, approving, and administering incentive-based and equity-based compensation plans in which our executive officers participate;

•	Evaluating risks created by our compensation plans and policies and considering any reasonably likely effect of such risks;

•	Reviewing and recommending to the Board new executive compensation programs; and

•	Reviewing and recommending to the Board proposed changes in director compensation.

The current members of the Management Development and Compensation Committee are Thomas G. Stemberg (Chairman), R. Brad Martin and Rhoda M. Pitcher. The Board has determined that all of the members of the Management Development and Compensation Committee meet the independence requirements of NASDAQ. The Management Development and Compensation Committee held eight meetings during fiscal 2010.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for matters relating to the corporate governance of our company and the nomination of members of the Board and committees thereof. The current members of the Nominating and Governance Committee are R. Brad Martin (Chairman), Thomas G. Stemberg, and Rhoda M.

Pitcher. The Board has determined that all members of the Nominating and Governance Committee meet the independence requirements of NASDAQ. The Nominating and Governance Committee held five meetings during fiscal 2010.

Director Nominations

The Nominating and Governance Committee considers nominees recommended by directors, officers, employees, stockholders, and others based upon each candidate’s qualifications, including whether a candidate possesses any of the specific qualities and skills desirable in certain members of the Board. Nominees for the Board must be committed to enhancing long-term stockholder value and possess a high level of personal and professional ethics, sound business judgment, appropriate experience and achievements, personal character and integrity. Board members are expected to understand our business and the industry in which we operate, regularly attend Board and committee meetings, participate in meetings and decision making processes in an objective and constructive manner and be available to advise our officers and management. Evaluations of candidates generally involve a review of background materials, internal discussions, and interviews with selected candidates, as appropriate. Upon selection of a qualified candidate, the Nominating and Governance Committee recommends the candidate to the Board. The Nominating and Governance Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.

The Nominating and Governance Committee does not have a formal policy regarding the consideration of diversity in identifying nominees for directors. Once the Nominating and Governance Committee has confirmed that an individual meets the general qualifications for a director, and has further determined that such individual is appropriately qualified to serve on our Board, the Nominating and Governance Committee then considers the extent to which the membership of the candidate on the Board would promote a diversity of perspectives, backgrounds and experiences among the directors, including expertise and experience in a diversity of substantive matters pertaining to our business. However, the Board does not believe the subjective and varying nature of this nomination process lend itself to a formal policy or fixed rules with respect to the diversity of the Board.

The Nominating and Governance Committee will consider director candidates recommended by stockholders. The Nominating and Governance Committee will evaluate director candidates in light of several factors, including the general criteria set forth above. Stockholders who wish to recommend individuals for consideration by the Nominating and Governance Committee to become nominees for election to the Board at an annual meeting of stockholders must do so in accordance with the procedures set forth in “Stockholder Proposals to be Presented at the 2012 Annual Meeting of Stockholders” section of this Proxy Statement and in compliance with our bylaws. Each submission must set forth: the name and address of the stockholder on whose behalf the submission is made; the number of our shares that are owned beneficially by such stockholder as of the date of the submission and the time period for which such shares have been held; the derivative securities interests owned beneficially by such stockholder as of the date of the submission; a statement from the record holder of the shares and derivative securities interests verifying the holdings; the full name of the proposed candidate; a description of the proposed candidate’s business experience for at least the previous five years; complete biographical information for the proposed candidate; a description of the proposed candidate’s qualifications as a director; and any other information described in our bylaws and in our “Guidelines for Evaluating Director Candidates,” which is available on our website at www.lululemon.com. To date, the Nominating and Governance Committee has not received a director nomination from a stockholder or stockholders holding more than 5% of our voting stock.

Board Leadership Structure

Our Board believes that one of its most important functions is to protect stockholders’ interests through independent oversight of management, including the Chief Executive Officer. However, the Board does not believe that effective management oversight necessarily mandates a particular management structure, such as a separation of the role and identities of the Chairman of the Board and Chief Executive Officer. The Board considers it important to retain flexibility to exercise its judgment as to the most appropriate management structure for lululemon, based on the particular circumstances facing lululemon from time to time.

Currently, the positions of Chairman of the Board and Chief Executive Officer are held by separate persons because the Board has determined that this structure aids in the oversight of management and is in the best interests of the company and its stockholders at this point in time. Dennis J. Wilson currently serves as Chairman of our Board and also serves as our Chief Innovation and Branding Officer. The Board believes that Mr. Wilson, as the original founder of lululemon, is in a unique position to support continuity in both the product vision and the cultural values of the company that have been an integral part of our success, and that his role as Chairman enables him to be more effective in this role.

The Board has also appointed R. Brad Martin as Lead Director. Since our Chairman, Dennis J. Wilson, is employed by the company, the Board believes it is desirable also to appoint one of its independent members as Lead Director, to provide an additional level of independent oversight over management. The Lead Director, together with the Chairman, performs numerous functions, including working with the Chief Executive Officer and Board committee chairs to develop agendas for Board and committee meetings. In addition, the Lead Director presides at Board meetings when the Chairman is not present, develops agendas for executive sessions of the non-management directors, serves as a liaison between the Chairman and the Chief Executive Officer and the other non-management directors, approves information sent to the Board, approves meeting agendas and schedules for the Board, has the authority to call meetings of the non-management directors and performs such other functions and responsibilities as requested by the Chairman or the Board from time to time.

Communications with Directors

Stockholders may communicate with lululemon directors by transmitting correspondence by mail, facsimile or email, addressed as follows:

Corporate Secretary
c/o lululemon athletica inc.
1818 Cornwall Avenue
Vancouver, British Columbia
Canada V6J 1C7
Facsimile: (604) 874-6124
Email: investors@lululemon.com

The Corporate Secretary will, as appropriate, forward communication to the Board or to any individual director, directors, or Board committee to whom the communication is directed.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of the officers, directors and employees of lululemon and its subsidiaries. The most current version is available on our website at www.lululemon.com. If we make any substantive amendments to the code or grant any waiver from a provision of the code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website, as well as via any other means required by NASDAQ rules or applicable law.

Risk Oversight

In its governance role, and particularly in exercising its duty of care and diligence, the Board is responsible for ensuring that appropriate risk management policies and procedures are in place to protect the company’s assets and business. While the Board has the ultimate oversight responsibility for the risk management process, the Board has delegated to the Audit Committee the initial responsibility of overseeing the company’s risk assessment and risk management. In fulfilling its delegated responsibility, the Audit Committee has directed management to ensure that an approach to risk management is implemented as a part of the day-to-day operations of lululemon, and to design internal control systems with a view to identifying and managing material risks.

On a periodic basis (not less than quarterly), the Audit Committee reviews and discusses with our Chief Executive Officer, our Risk and Compliance Team and our internal auditors the company’s significant financial risk exposures and the steps that management has taken to monitor, control and report such risks. In addition, the Audit Committee regularly evaluates the company’s policies, procedures and practices with respect to enterprise risk assessment and risk management, including discussions with management about material risk exposures and the steps being taken to monitor, control and report such risks. The Audit Committee reports its activities to the full Board on a regular basis (not less than annually) and in that regard makes such recommendations to the Board with respect to risk assessment and management as it may deem necessary or appropriate.

Management Development and Compensation Committee Interlocks and Insider Participation

The three current members of the Management Development and Compensation Committee, R. Brad Martin, Thomas G. Stemberg and Rhoda M. Pitcher, have never served as one of our officers or employees. None of our executive officers currently serves, or in fiscal 2010 served, as a member of the board or compensation committee of any entity that has one or more executive officers who serve on our Board or Management Development and Compensation Committee.

Director and Officer Stock Ownership Guidelines

In June 2008, we adopted our Director and Officer Stock Ownership Guidelines due to our belief that our officers and non-employee directors should have a meaningful ownership stake in lululemon to underscore the clear linkage of officer, director, and stockholder interests and to encourage a long-term perspective in managing lululemon. Accordingly, our Nominating and Governance Committee adopted formal stock ownership requirements as follows:

Position	Minimum Ownership Requirements
(Dollar Value of Shares)

Non-Employee Directors	4 x Annual Retainer Compensation
Chief Executive Officer	3 x Base Salary
Other Executive Officers reporting to Chief Executive Officer	1 x Base Salary

Non-employee directors and executive officers subject to the guidelines are encouraged to comply with the guidelines by April 2013. New non-employee directors and executive officers who report directly to the Chief Executive Officer are encouraged to comply with these guidelines within five years after their date of hire, appointment or election. The guidelines are voluntary.

Executive Officers

Our executive officers and their ages as of January 30, 2011 were as follows:

			Officer
Name	Age	Positions	Since

Christine M. Day	49	Chief Executive Officer	2008
Dennis J. Wilson	55	Chief Innovation and Branding Officer	1998
John E. Currie	55	Executive Vice President, Chief Financial Officer	2007
Sheree Waterson	55	Executive Vice President, General Merchandise Management and Sourcing	2008
Delaney Schweitzer	39	Executive Vice President, Retail Operations North America	2010
Margaret Wheeler	49	Vice President, People Resources	2011

Christine M. Day’s biographical summary is included under “Corporate Governance — Our Board of Directors.”

Dennis J. Wilson’s biographical summary is included under “Corporate Governance — Our Board of Directors.”

John E. Currie has served as our Executive Vice President, Chief Financial Officer since January 2007. Prior to joining lululemon, he worked for Intrawest Corporation, a provider of destination resorts and leisure travel, from

1996 to 2006, including as CFO from 2004 to 2006, and Senior Vice President, Financing & Taxation, from 1997 to 2004. Prior to joining Intrawest, he held senior financial positions within the BCE Group, a telecommunications service provider, and was a specialist in international taxation with a major accounting firm. Mr. Currie is a member of the board of directors of Hathor Exploration Limited. He is a chartered accountant, and received his Bachelor of Commerce degree from the University of British Columbia.

Sheree Waterson has served as our Executive Vice President, General Merchandise Management and Sourcing, since June 2008. Prior to joining lululemon, she served as President of Speedo North America, a Warnaco, Inc. brand, from January 2005 to June 2007. She was Vice President of Merchandising, Women’s, for Levi Strauss & Co., from January 2002 to August 2004, when she spearheaded initial work on new women’s speed-to-market and profitability. From July 1997 to August 2001, she served as CEO of Enfashion.com. She graduated from the University of California, Berkeley with a BA in Psychology.

Delaney Schweitzer began her career at lululemon in 2002. As one of the company’s pioneers, Ms. Schweitzer helped grow the company from one store in Canada to 126 stores in North America. Since her days as a lululemon educator, then store manager, Ms. Schweitzer has served in various capacities within lululemon, including Director of Training and Culture, and Director of Original Intent. She currently holds the position of Executive Vice President, Retail Operations North America, and is responsible for overseeing the company’s North American store operations including directing the area managers and regional managers, culture and retail training, overseeing strategic sales, and managing the operational solutions team. Prior to joining lululemon, Ms. Schweitzer spent 10 years in the hospitality industry as a general manager. She is a graduate of the Executive Advanced Management Program at Harvard Business School.

Margaret Wheeler has served as our Vice President, People Potential since March 2010. Ms. Wheeler is responsible for creating and executing lululemon’s global people strategy. Her scope covers the full talent management cycle, including recruiting, total rewards, leadership development and generalist business partners. From May 1996 to February 2010, Ms. Wheeler worked for Starbucks Coffee Company where she supported high growth business development with a focus on building talent strategies, most recently as Vice President, Global Learning and Development. Prior to that role, she held a number of key Human Resources leadership positions in both the retail and corporate functions, including Director of Human Resources for Starbucks Coffee Canada, Director of Employment Branding, Sourcing and Internal Talent, and Director Generalist for the North American Business Unit. Ms. Wheeler has a BA from St. Mary’s College, South Bend, Indiana and an MA from University College, Dublin, Ireland.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected PricewaterhouseCoopers LLP, or PwC, as our independent registered public accounting firm to audit the consolidated financial statements of lululemon for the fiscal year ending January 29, 2012. PwC has acted in such capacity since its appointment in fiscal 2006. A representative of PwC is expected to be present at the Annual Meeting, with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

The following table sets forth the aggregate fees billed to lululemon for the fiscal years ended January 30, 2011 and January 31, 2010 by PwC:

	Fiscal 2010	Fiscal 2009

Audit Fees(1)	$605,367	$632,542
Audit-Related Fees(2)	$0	$0
Tax Fees(3)	$21,832	$0
All Other Fees(4)	$0	$0

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of the company’s consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by PwC in connection with statutory and regulatory filings or engagements, including issuance of comfort letters to underwriters and consent procedures in connection with our initial public offering and other public filings.

(2)	Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the company’s consolidated financial statements and are not reported under “Audit Fees.”

(3)	Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning (domestic and international). These services include assistance regarding federal, state and international tax compliance, acquisitions and international tax planning.

(4)	All Other Fees consist of fees for products and services other than the services reported above.

None of the services related to Audit-Related Fees, Tax Fees or All Other Fees described above was approved by the Audit Committee pursuant to the waiver of pre-approval provisions set forth in applicable rules of the SEC. The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval. The Chairman of the Audit Committee is also authorized, pursuant to delegated authority, to pre-approve additional services of up to $25,000 per engagement on a case-by-case basis, and such approvals are communicated to the full Audit Committee at its next meeting.

Vote Required and Board Recommendation

Approval of this proposal requires the affirmative vote of a majority of the votes cast affirmatively or negatively on the proposal at the Annual Meeting, as well as the presence of a quorum representing a majority of all outstanding shares of our Common Stock, either in person or by proxy. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

The Board unanimously recommends a vote “FOR” the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 29, 2012.

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The guiding principles of our compensation policies and decisions include aligning each executive’s compensation with our business strategy and the interests of our stockholders and providing incentives needed to attract, motivate and retain key executives who are important to our long-term success. Consistent with this philosophy, a significant portion of the total incentive compensation for each of our executives is directly related to our earnings and to other performance factors that measure our progress against the goals of our strategic and operating plans.

Stockholders are urged to read the Compensation Discussion and Analysis section of this proxy statement, which discusses how our compensation design and practices reflect our compensation philosophy. The Management Development and Compensation Committee and the Board believe that our compensation design and practices are effective in implementing our guiding principles.

We are required to submit a proposal to stockholders for a (non-binding) advisory vote to approve the compensation of our named executive officers pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, or the ’34 Act. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the principles, policies and practices described in this proxy statement. Accordingly, the following resolution is submitted for stockholder vote at the Annual Meeting:

“RESOLVED, that the stockholders of lululemon athletica inc. approve, on an advisory basis, the compensation of its named executive officers as disclosed in the proxy statement for the Annual Meeting, including the Summary Compensation Table and the Compensation Discussion and Analysis set forth in such proxy statement and other related tables and disclosures.”

As this is an advisory vote, the result will not be binding on us, our Board or our Management Development and Compensation Committee, although our Management Development and Compensation Committee will consider the outcome of the vote when evaluating our compensation principles, design and practices. Proxies submitted without direction pursuant to this solicitation will be voted “FOR” the approval of the compensation of our named executive officers, as disclosed in this proxy statement.

Vote Required and Board Recommendation

Approval of this proposal requires the affirmative vote of a majority of the votes cast affirmatively or negatively on the proposal at the Annual Meeting, as well as the presence of a quorum representing a majority of all outstanding shares of our Common Stock, either in person or by proxy. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

The Board unanimously recommends a vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in this proxy statement.

PROPOSAL NO. 4

ADVISORY VOTE ON THE FREQUENCY OF HOLDING AN ADVISORY VOTE ON
EXECUTIVE COMPENSATION

Pursuant to Section 14A of the ’34 Act, we are required to submit to stockholders an advisory vote as to whether the stockholder advisory vote to approve the compensation of our named executive officers — Proposal No. 3 above — should occur every one, two or three years. You may cast your vote by choosing yearly, every two years, or every three years, or you may abstain from voting when you vote for the resolution set forth below. The Dodd-Frank Act requires us to hold the advisory vote on the frequency of the say-on-pay vote at least once every six years.

The Board believes a triennial frequency (i.e., every three years) is the optimal frequency for the say-on-pay vote. A say-on-pay vote every three years strikes the right balance between having the vote too frequently with an annual or biannual vote and being responsive to stockholders. A vote every three years provides stockholders and advisory firms the opportunity to evaluate our executive compensation program on a more thorough, longer-term basis than an annual or biannual vote would do.

The Board believes an annual or biannual say-on-pay vote would not allow for changes to our compensation program to be in place long enough to evaluate whether the changes were effective. For example, if the say-on-pay vote in June 2011 led to changes to the compensation program being made in February 2012, at the beginning of the next fiscal year, those changes would be in place only a few months before the next annual say-on-pay vote would take place in June 2012.

Accordingly, the following resolution is submitted for stockholder vote at the Annual Meeting:

“RESOLVED, that the highest number of votes cast by the stockholders of lululemon athletica inc. for the option set forth below shall be the preferred frequency with which the Company is to hold an advisory vote on the approval of the compensation of its named executive officers included in the proxy statement:

•	yearly; or

•	every two years; or

•	every three years”

Vote Required and Board Recommendation

The option of yearly, every two years or every three years that receives the highest number of votes cast by stockholders will be deemed the frequency for the advisory vote on executive compensation that has been selected by our stockholders. However, as this is an advisory vote, the result will not be binding on us, our Board or our Management Development and Compensation Committee. Our Management Development and Compensation Committee will consider the outcome of the vote when determining how often we should submit to our stockholders an advisory vote to approve the compensation of our named executive officers included in our proxy statement. Proxies submitted without direction pursuant to this solicitation will be voted for the option of triennial frequency (i.e., every three years).

The Board unanimously recommends a vote for the option of triennial frequency (i.e., every three years) as the frequency with which stockholders are provided an advisory vote on the compensation of our named executive officers included in our proxy statement.

PROPOSAL NO. 5

APPROVAL OF THE PERFORMANCE-BASED COMPENSATION MEASURES USED UNDER THE 2007 EQUITY INCENTIVE PLAN, AS REQUIRED BY SECTION 162(M) OF THE INTERNAL REVENUE CODE

At the Annual Meeting, the stockholders will be asked to approve the performance-based compensation measures under our 2007 Equity Incentive Plan. We refer to this plan as the Option Plan in this proxy statement. Stockholder approval of the performance-based compensation measures under the Option Plan is required every five years in order to qualify the Option Plan under Section 162(m) of Internal Revenue Code, or the Code, thereby allowing us to deduct for federal income tax purposes certain compensation paid under the Option Plan. Section 162(m) limits the deductibility of certain compensation in excess of $1 million per year paid by a publicly traded corporation to certain officers who constitute “covered employees” under the rule. Compensation that qualifies as “performance-based” compensation is, however, exempt from the $1 million deductibility limitation. If stockholders do not approve the performance-based compensation measures, we will not be able to grant awards that are intended to be performance-based compensation under Section 162(m) of the Code. If that happens, we may not be entitled to a tax deduction for some or all of the equity incentive awards provided to our chief executive officer and our other most highly compensated executive officers.

Our Board believes that we must offer a competitive equity incentive program if we are to continue to successfully attract and retain the best possible candidates for positions of responsibility within the company. Our Board expects that the Option Plan will continue to be an important factor in attracting, retaining and rewarding the high-caliber employees, consultants and directors essential to our success and in motivating these individuals to strive to enhance our growth and profitability.

No amendments or changes to the Option Plan are being requested by us at this time. Consequently, the approval of this proposal by the stockholders will not result in any increase in the number of shares of common stock available for issuance under the Option Plan or result in any amendment to the Option Plan.

Summary of Option Plan

The following summary of the principal features of the Option Plan is qualified in its entirety by the specific language of the Option Plan, a copy of which was filed as Exhibit 4.1 to our Registration Statement on Form S-8 filed with the SEC on August 15, 2007, and incorporated herein by reference. In addition, a copy of the Option Plan may be obtained upon written request to us.

General.  The purpose of the Option Plan is to advance our interests by providing an incentive program that will enable us to attract and retain employees, consultants and directors upon whose judgment, interest and efforts our success is dependent and to provide them with an equity interest in our success in order to motivate superior performance. These incentives are provided through the grant of stock options, stock appreciation rights (SARs), restricted stock awards, restricted stock units, performance shares and performance units.

Shares Subject to the Option Plan.  Subject to adjustment in certain circumstances as discussed below, the Option Plan authorizes up to 10,000,000 shares of our common stock for issuance pursuant to the terms of the Option Plan. No participant will be granted stock options or SARs in any single calendar year with respect to more than 400,000 shares of our common stock. If and to the extent awards granted under the Option Plan terminate, expire, cancel, or are forfeited without being exercised and/or delivered, the shares subject to such awards again will be available for grant under the Option Plan. Additionally, to the extent any shares subject to an award are tendered and/or withheld in settlement of any exercise price and/or any tax withholding obligation associated with that award, those shares will again be available for grant under the Option Plan.

In the event of any recapitalization, reorganization, merger, stock split or combination, stock dividend or other similar event or transaction, substitutions or adjustments will be made by our Management Development and Compensation Committee to: (i) to the aggregate number, class and/or issuer of the securities reserved for issuance under the Option Plan; (ii) to the number, class and/or issuer of securities subject to outstanding awards; and (iii) to the exercise price of outstanding options or SARs, in each case in a manner that reflects equitably the effects of such event or transaction.

Administration

The Option Plan will be administered and interpreted by our Board or by our Management Development and Compensation Committee. Our Board will have full authority to grant awards under the Option Plan and determine the terms of such awards, including the persons to whom awards are to be granted, the type and number of awards to be granted and the number of shares of our common stock to be covered by each award. Our Board will also have full authority to specify the time(s) that which awards will be exercisable or settled.

Eligibility

Employees, directors, consultants and other of our service providers that provide services to us are eligible to participate in the Option Plan, provided, however, that only employees of ours or our subsidiaries are eligible to receive incentive stock options.

Stock Options

General.  Our Management Development and Compensation Committee may grant options qualifying as incentive stock options (ISO) within the meaning of Section 422 of the Code and/or non-qualified stock options (NQSO) in accordance with the terms and conditions set forth in the Option Plan.

Term, Purchase Price, Vesting and Method of Exercise of Options.  The exercise price of any stock option granted under the Option Plan will be the fair market value of such stock on the date the option is granted.

Our Management Development and Compensation Committee may determine the option term for each option; provided, however, that the exercise period of any option may not exceed 10 years from the date of grant. Vesting for each option will also be determined by our Management Development Compensation Committee.

Generally, payment of the option price may be made (i) in cash, (ii) unless otherwise determined by our Management Development Compensation Committee, in shares subject to the option via net-share settlement whereby the cost to exercise the option is satisfied by share withholding, or (iii) by such other method as our Management Development and Compensation Committee may approve. The participant must pay the option price and the amount of withholding tax due, if any, at the time of exercise. Shares of our common stock will not be issued or transferred upon exercise of the option until the option price and the withholding obligation are fully paid.

SARs

Our Management Development and Compensation Committee is authorized to grant SARs pursuant to the terms of the 2007 Equity Incentive Plan. Upon exercise of a SAR, the participant is entitled to receive an amount equal to the difference between the fair market value of the shares of our common stock underlying the SAR on the date of grant and the fair market value of the shares of our common stock underlying the SAR on the date of exercise. Such amount may be paid in cash or shares of our common stock as determined by our Compensation Committee.

Effects of Termination of Service with Us

Generally, unless provided otherwise in the award agreement, the right to exercise any option or SAR terminates ninety (90) days following termination of the participant’s relationship with us for reasons other than death, disability or termination for “cause” as defined in the Option Plan. If the participant’s relationship with us terminates due to death or disability, unless provided otherwise in the award agreement, the right to exercise an option or SAR will terminate on the earlier of one year following such termination or the award’s original expiration date. If the participant’s relationship with us is terminated for “cause”, any option or SAR not already exercised will automatically be forfeited as of the date of such termination.

Restricted Stock Awards

Our Management Development and Compensation Committee is authorized to grant awards of restricted stock. Prior to the end of the restricted period, shares received as restricted stock may not be sold or disposed of by participants, and may be forfeited in the event of termination of employment in certain circumstances. The restricted period generally is established by our Management Development and Compensation Committee. While the shares remain unvested, a participant may not sell, assign, transfer, pledge or otherwise dispose of the shares. Unless otherwise determined by our Management Development and Compensation Committee, an award of restricted stock entitles the participant to all of the rights of a stockholder, including the right to vote the shares and the right to receive any dividends thereon.

RSUs

Our Management Development and Compensation Committee is authorized to issue RSUs pursuant to the terms of the Option Plan. A RSU is a contractual promise to issue shares and/or cash in an amount equal to the fair market value (determined at the time of distribution) of the shares of our common stock subject to the award, at a specified future date, subject to the fulfillment of vesting conditions specified by our Management Development and Compensation Committee. Prior to settlement, a RSU carries no voting or dividend rights or other rights associated with stock ownership. A RSU award may be settled in our common stock, cash, or in any combination of our common stock and/or cash. However, a determination to settle a RSU in whole or in part in cash shall be made by our Management Development and Compensation Committee, in its sole discretion.

Performance-Based Compensation.  Performance shares may also be granted under the Option Plan. Performance shares are awards that will result in a payment to a participant only if performance goals established by the Management Development and Compensation Committee are achieved or the awards otherwise vest. The Management Development and Compensation Committee will establish organizational or individual performance goals in its discretion within the parameters of the Option Plan, which, depending on the extent to which they are met, will determine the degree of granting, vesting and/or payout value of performance units and performance shares. Performance shares will have an initial value equal to the fair market value of common stock on the grant date.

Prior to the beginning of any applicable performance period or such later date as permitted under Section 162(m), the Management Development and Compensation Committee will establish one or more performance goals applicable to the award. The target levels with respect to these performance measures may be expressed on an absolute basis or relative to a standard specified by the Management Development and Compensation Committee. The degree of attainment of performance measures will, according to criteria established by the Management Development and Compensation Committee, be computed before the effect of changes in accounting standards, restructuring charges and similar extraordinary items occurring after the establishment of the performance goals applicable to a performance award.

Following completion of the applicable performance period, the Management Development Compensation Committee will certify in writing the extent to which the applicable performance goals have been attained and the resulting value to be paid to the participant. The Management Development and Compensation Committee retains the discretion to eliminate or reduce, but not increase, the amount that would otherwise be payable to the participant on the basis of the performance goals attained. However, no such reduction may increase the amount paid to any other participant.

Amendment and Termination of the Option Plan

Our Board may amend, alter or discontinue the Option Plan at any time. However, any amendment that increases the aggregate number of shares of our common stock that may be issued or transferred under the Option Plan, or changes the class of individuals eligible to participate in the Option Plan, will be subject to approval by our stockholders. An ISO may not be granted after the date, which is ten years from the effective date of the Option Plan (or, if stockholders approve an amendment that increases the number of shares reserved for issuance under the Option Plan, ten years from the date of the amendment). Thereafter, the Option Plan will remain in effect for the purposes of awards other than ISOs, unless and until otherwise determined by our Board.

Change of Control

In the event of a change of control of us, our Management Development and Compensation Committee has discretion to, among other things, accelerate the vesting of outstanding awards, cashout outstanding awards or exchange outstanding awards for similar awards of a successor company. A change of control will be deemed to have taken place upon:

•	the acquisition by any person of direct or indirect ownership of securities representing more than 50% of the voting power of our then outstanding stock;

•	our consolidation, share exchange, reorganization or merger resulting in our stockholders immediately prior to such event not owning at least a majority of the voting power of the resulting entity’s securities outstanding immediately following such event;

•	the sale of substantially all of our assets;

•	our liquidation or dissolution; or

•	the occurrence of any similar transaction deemed by our Board to be a change of control.

Section 162(m)

Under the Option Plan, options or SARs granted with an exercise price at least equal to 100% of the fair market value of the underlying shares at the date of grant may satisfy the requirements for treatment as “qualified performance-based compensation.” A number of other requirements must be met, however, in order for those awards to so qualify. Accordingly, there can be no assurance that such awards under the Option Plan will be fully deductible under all circumstances. In addition, other awards under the Option Plan generally will not so qualify, so that compensation paid to certain executives in extent it and other non-exempt compensation exceed $1 million in any given year, be subject to the deduction limitation of Section 162(m) of the Code.

Summary of U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide to the U.S. federal income tax consequences of participation in the Option Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

Incentive Stock Options.  An optionee recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Code. Optionees who do not dispose of their shares within two years following the date the option was granted or within one year following the exercise of the option will normally recognize a capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies such holding periods upon a sale of the shares, the Company will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year after the date of exercise (a “disqualifying disposition”), the difference between the fair market value of the shares on the determination date (see discussion under “Nonstatutory Stock Options” below) and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.

The difference between the option exercise price and the fair market value of the shares on the determination date of an incentive stock option (see discussion under “Nonstatutory Stock Options” below) is treated as an adjustment in computing the optionee’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

Nonstatutory Stock Options.  Options not designated or qualifying as incentive stock options will be nonstatutory stock options having no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income in the amount of the difference between the option exercise price and the fair market value of the shares on the determination date (as defined below). If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The “determination date” is the date on which the option is exercised unless the shares are subject to a substantial risk of forfeiture (as in the case where an optionee is permitted to exercise an unvested option and receive unvested shares which, until they vest, are subject to the Company’s right to repurchase them at the original exercise price upon the optionee’s termination of service) and are not transferable, in which case the determination date is the earlier of (1) the date on which the shares become transferable or (2) the date on which the shares are no longer subject to a substantial risk of forfeiture. If the determination date is after the exercise date, the optionee may elect, pursuant to Section 83(b) of the Code, to have the exercise date be the determination date by filing an election with the Internal Revenue Service no later than 30 days after the date the option is exercised. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. No tax deduction is available to the Company with respect to the grant of a nonstatutory stock option or the sale of the stock acquired pursuant to such grant. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatutory stock option, except to the extent such deduction is limited by applicable provisions of the Code.

Stock Appreciation Rights.  In general, no taxable income is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares of our common stock received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock Awards.  A participant acquiring restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the “determination date” (as defined above under “Nonstatutory Stock Options”). If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. If the determination date is after the date on which the participant acquires the shares, the participant may elect, pursuant to Section 83(b) of the Code, to have the date of acquisition be the determination date by filing an election with the Internal Revenue Service no later than 30 days after the date the shares are acquired. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

RSUs.  There are no immediate tax consequences of receiving an award of restricted stock units. A participant who is awarded restricted stock units will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such participant at the end of the applicable vesting period or, if later, the settlement date elected by the Management Development and Compensation Committee or a participant. Any additional gain or loss recognized upon any later disposition of any shares received would be capital gain or loss. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

Performance Shares Awards.  A participant generally will recognize no income upon the grant of a performance share award. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any cash or nonrestricted shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. If the participant receives shares of stock, the participant generally will be taxed in the same manner as described above (see discussion under “Restricted Stock Awards”). Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the “determination date” (as defined above under “Nonstatutory Stock Options”), will be taxed as capital gain or loss. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

Historical Plan Benefits

Options Granted to Certain Individuals and Groups.  The number of options or other awards (if any) that an individual may receive under the Option Plan is in the discretion of the Management Development and Compensation Committee and therefore cannot be determined in advance. Our executive officers are eligible to receive awards under the Option Plan and, accordingly, our executive officers have an interest in this proposal. The following table sets forth the total number of shares of the Company’s common stock subject to options or other awards (if any) granted under the Option Plan to the listed persons and groups during the fiscal year ended January 30, 2011 and the weighted average per share exercise price of the options.

Options and PSUs Granted to Certain Individuals During the Fiscal Year Ended January 30, 2011

		Estimated Future	Estimated Future		Grant Date
		Payouts Under	Payouts Under	Exercise or	Fair Value of
		Equity Incentive	Equity Incentive	Base Price of	Stock and
		Plan Awards	Plan Awards	Option Awards	Option Awards
Name	Grant Date	Maximum (#)	Target (#)	($/Share)	($)

Christine M. Day	03/29/10	—	5,000	41.22	112,300
	09/13/10	—	5,000	42.65	105,600
	01/07/11	—	41,666	67.00	1,382,478
	03/29/10	22,500	—	—	927,450
John E. Currie	03/29/10	—	2,200	41.22	49,412
	09/13/10	—	2,200	42.65	46,464
	03/29/10	9,900	—	—	408,078
Sheree Waterson	03/29/10	—	2,200	41.22	49,412
	09/13/10	—	2,200	42.65	46,464
	03/29/10	9,900	—	—	408,078
Delaney Schweitzer	03/29/10	—	5,000	41.22	112,300
	09/13/10	—	5,000	42.65	105,600
	03/29/10	9,000	—	—	370,980
Margaret Wheeler	03/15/10	—	20,000	35.67	388,600

Vote Required and Board Recommendation

Approval of this proposal requires the affirmative vote of a majority of the votes cast affirmatively or negatively on the proposal at the Annual Meeting, as well as the presence of a quorum representing a majority of all outstanding shares of our Common Stock, either in person or by proxy. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

The Board unanimously recommends a vote “FOR” the approval of the performance-based compensation measures used under the Option Plan.

PROPOSAL NO. 6

APPROVAL OF THE MATERIAL TERMS OF THE EXECUTIVE BONUS PLAN,
AS REQUIRED BY SECTION 162(M) OF THE INTERNAL REVENUE CODE

Introduction

At the Annual Meeting, the stockholders will be asked to approve the material terms of our Executive Bonus Plan (the “Bonus Plan”), a copy of which is attached as Appendix A and which may also be accessed from the SEC’s website at www.sec.gov. In addition, a copy of the Bonus Plan may be obtained upon written request to us.

Our Board, upon the recommendation of our Management Development and Compensation Committee, approved the Bonus Plan in March, 2011, and recommended that our stockholders also approve the material terms of the Bonus Plan. The purpose of the Bonus Plan is to increase stockholder value by providing an incentive for the achievement of goals that support our strategic plan. Although no stockholder approval is required for us to enact and maintain a bonus plan for our executives, stockholder approval of the material terms of the Bonus Plan is required at least every five years to qualify bonuses payable under the Bonus Plan for tax deductibility by us. Accordingly, stockholders are being asked to approve the material terms of the Bonus Plan because the material terms have not been previously approved by our stockholders.

Description

Set forth below is a summary of the material terms of the Bonus Plan that stockholders are being asked to approve.

Administration.  The Bonus Plan will be administered by our Management Development and Compensation Committee. Among other things, the Management Development and Compensation Committee will have the authority to select participants in the Bonus Plan from among our executive vice presidents and above, and other senior officer, and to determine the performance goals, target amounts and other terms and conditions of awards under the Bonus Plan. The Management Development and Compensation Committee also will have the authority to establish and amend rules and regulations relating to the administration of the Bonus Plan. All decisions made by the Management Development and Compensation Committee in connection with the Bonus Plan will be made in the Management Development and Compensation Committee’s sole discretion and will be final and conclusive.

Eligibility.  Our employees serving in positions of executive vice president and above and other senior officers, as designated by our Management Development and Compensation Committee, are eligible to participate in the Bonus Plan. Our chief executive officer has the authority to recommend participants. The Management Development and Compensation Committee has the sole authority to designate participants.

Terms of Awards.  Awards under the Bonus Plan will be payable upon the achievement during each fiscal year of specified objectives and individual performance goals. At the beginning of each fiscal year, the Management Development and Compensation Committee will establish the performance goals (both objective and individual) for each plan participant, the relative weighting between the objective and individual performance goals and the target amount of the award that will be earned if the performance goals are achieved in full. After the end of the performance period, the Management Development and Compensation Committee will certify the extent to which the performance goals are achieved and determine the amount of the award that is payable; provided that the Management Development and Compensation Committee will have the discretion to determine that the actual amount paid with respect to an award will be less than (but not greater than) the payout calculated under the Bonus Plan.

Objective Performance Goals.  The Bonus Plan provides that at the beginning of each plan year (our fiscal year), the Management Development and Compensation Committee selects one or more specific objective performance measures from among the following: Company revenue, earnings per share, return on capital, sales growth and volume, return on assets, return on equity, net income, operating income, economic profit, expense reduction or controllable expenses, profit margin, gross margin, total shareholder return, stock price, inventory turns and/or free cash flow (collectively, the “Objective Performance Measures”). The Management Development and Compensation Committee then sets within the timeframe specified in the Bonus Plan objective performance goals for each participant based on the Objective Performance Measure or Measures selected, together with related target awards. For fiscal 2011, the object performance goals are based on operating income, revenue, gross margin and inventory turns.

At the Management Development and Compensation Committee’s discretion, objective performance goals may differ by participant, relate to performance on a Company-wide or business unit basis, be expressed on an absolute and/or relative basis, and may be based on or employ comparisons based on internal targets, past performance and/or the past or current performance of peer companies. The weighting of the objective performance goals may vary from participant to participant. If the objective performance goals are met, the maximum dollar amount payable to any participant in any one year under the objective performance goals is [$3,500,000]. The actual awards to be paid under the Bonus Plan cannot be determined at this time since the awards are dependent on the Company’s financial performance in future years.

Individual Performance Goals.  The Bonus Plan provides that the remaining portion of the total bonus payout available to participants is to be based on those individual goals with corresponding percentage weights designed to measure a participant’s achievements. Any individual performance goals may differ from participant to participant and are established for each plan year.

Target Bonus Amounts.  The Management Development and Compensation Committee will determine within the timeframe specified in the Bonus Plan the amount of the target awards that will be paid to each plan participant if the objective performance goals and individual performance goals are met and the method by which such amounts will be calculated. The terms of the Bonus Plan permit bonus payouts in excess of the target bonus in the event that the Company’s actual financial performance is better than the objective performance goal.

Reasons for Shareholder Approval

The Bonus Plan has been designed to take into account certain limits on the ability of a publicly held corporation to claim tax deductions for compensation paid to certain highly compensated executives. Section 162(m) of the Code generally denies a corporate tax deduction for annual compensation exceeding $1 million paid to the chief executive officer and the four other most highly compensated officers of a public corporation. However, “performance-based compensation,” which generally means compensation paid solely upon the achievement of objective performance goals, the material terms of which are approved by the stockholders of the paying corporation, will still qualify for a corporate tax deduction without regard to the $1 million limit. Our stockholders are accordingly being asked to approve the material terms of the Bonus Plan, as described above. If the Bonus Plan is not approved by our stockholders, any discretionary bonuses paid to our chief executive officer and our four other most highly compensated officers may not be deductible under Section 162(m) to the extent that, when combined with other nonexempt compensation, they exceed the $1 million limit.

Vote Required and Board Recommendation

Approval of this proposal requires the affirmative vote of a majority of the votes cast affirmatively or negatively on the proposal at the Annual Meeting, as well as the presence of a quorum representing a majority of all outstanding shares of our Common Stock, either in person or by proxy. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

The Board unanimously recommends a vote “FOR” the approval of the material terms of the Executive Bonus Plan.

PROPOSAL NO. 7

APPROVAL OF AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO EFFECT A TWO-FOR-ONE FORWARD STOCK SPLIT OF OUR COMMON STOCK AND SPECIAL VOTING STOCK, WITH A PROPORTIONAL INCREASE IN THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK AND SPECIAL VOTING STOCK AND PROPORTIONAL REDUCTION OF THE PAR VALUE OF SUCH STOCK

Our Board has deemed it advisable and in the best interests of our stockholders to effect a two-for-one forward split of our Common Stock. The Board believes the stock split will result in a share price which is attractive to a greater number of investors. Under the charter documents of our wholly-owned subsidiary Lulu Canadian Holding Inc., or Lulu Canada, in the event we effect a stock split of our Common Stock, Lulu Canada is required to effect, on the same date and in the same ratio, an equivalent stock split with respect to its exchangeable shares, which are each allocated a corresponding share of our Special Voting Stock, requiring that a corresponding stock split be effected with respect to our Special Voting Stock.

At present, our Amended and Restated Certificate of Incorporation authorizes the issuance of up to 200,000,000 shares of Common Stock, par value $0.01 per share, 30,000,000 shares of Special Voting Stock, par value $0.00001 per share, and 5,000,000 shares of Preferred Stock, par value $0.01 per share. As of  •  , 2011,  •  shares of Common Stock were issued and outstanding, and  •  shares of Special Voting Stock were issued and outstanding. Of these unissued shares, approximately  •  shares of Common Stock were reserved for issuance under our 2007 Equity Incentive Plan and other stock plans. Additionally, in accordance with the terms of our Amended and Restated Certificate of Incorporation, when a holder of exchangeable shares of Lulu Canada exchanges such shares for our Common Stock, the corresponding shares of our Special Voting Stock are automatically redeemed by us and cancelled for no consideration, and such redeemed shares will reduce the number of authorized shares of Special Voting Stock available for issuance by us. Accordingly, at January 30, 2011, there were approximately  •  shares of Common Stock and  •  shares of Special Voting Stock available for general corporate purposes. No shares of Preferred Stock have been issued.

On March 15, 2011, the Board approved an amendment to our Amended and Restated Certificate of Incorporation to (i) effect a two-for-one forward stock split of our Common Stock and Special Voting Stock, (ii) increase the number of authorized shares of our Common Stock from 200,000,000 to 400,000,000 and to reduce the par value of our Common Stock from $0.01 to $0.005 per share, and (iii) increase the number of authorized shares of our Special Voting Stock from 30,000,000 to 60,000,000 and to reduce the par value of our Special Voting Stock from $0.00001 to $0.000005 per share. The additional shares of Common Stock and Special Voting Stock would have rights identical to the currently outstanding Common Stock and Special Voting Stock, respectively.

The Board recommends the stockholders approve an amendment to the first paragraph of Article IV of our Amended and Restated Certificate of Incorporation to effect the two-for-one forward stock split of our Common Stock and Special Voting Stock and the proportional increase in the authorized shares of Common Stock and Special Voting Stock and reduction of the par value of such stock. A copy of the proposed amendment is included in the Certificate of Amendment of Restated Certificate of Incorporation attached as Appendix B to this proxy statement, which Certificate of Amendment also sets forth the procedure for the two-for-one stock split.

If the stockholders approve the amendment to the Amended Restated Certificate of Incorporation, the stock split would become effective upon the filing and effectiveness of the Certificate of Amendment to our Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware. It is expected that this filing will take place promptly following a determination by our Board to, at its discretion effect the stock split, assuming the stockholders approve the amendment. However, the exact timing of the filing of the amendment will be determined by the Board based on its evaluation as to when and if such action will be the most advantageous to us and our stockholders. If the Board fails to implement the stock split by the next Annual Meeting of stockholders, stockholder approval would be required again prior to implementing any stock split. The Board reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to elect not to proceed with the stock split if, at any time prior to filing the Certificate of Amendment, the Board, in its sole discretion, determines that it is no longer in our best interests and the best interests of our stockholders to proceed with the stock split.

Following the forward stock split of the Common Stock and Special Voting Stock, we will have approximately •  shares of Common Stock and  •  shares of Special Voting Stock outstanding. We also will have reserved for issuance the maximum number of shares of Common Stock subject to options and other awards which have been granted or may be granted under our stock award and other stock plans, which provide that the number of shares of Common Stock reserved for issuance shall be appropriately adjusted in the event of a stock split.

The Board believes it is in our best interests to increase the number of authorized shares of Common Stock and Special Voting Stock so as to accommodate the forward stock split of the Common Stock and Special Voting Stock and so as to have additional authorized but unissued shares available for issuance by the Board in connection with any future stock dividends or splits, grants under employee benefit and stock incentive plans, financings, mergers or acquisitions and for other general corporate purposes without the delay and expense associated with convening a special stockholders’ meeting or soliciting stockholders’ written consents. Aside from the shares currently reserved or to be reserved for issuance under the Company’s stock award and other stock plans, the Board has not authorized the issuance of any additional shares of Common Stock, and there are no current agreements or commitments for the issuance of additional shares.

Stockholders’ current ownership of Common Stock and Special Voting Stock will not give them automatic rights to purchase any of the additional authorized shares. If the proposed amendment to the Amended and Restated Certificate of Incorporation is adopted, the additional authorized shares of Common Stock and Special Voting Stock will be available for issuance from time to time at the discretion of the Board without further action by the stockholders, except where stockholder approval is required by stock exchange requirements or to obtain favorable tax treatment for certain employee benefit plans. Article IV of the Amended and Restated Certificate of Incorporation authorizes the Board, without further stockholder approval, to issue Preferred Stock having such designations, powers, preferences and rights as may be determined by the Board. Any future issuance of additional authorized shares of Common Stock may, among other things, dilute the earnings per share of the Common Stock and the equity and voting rights of those holding Common Stock at the time the additional shares are issued. The Amended and Restated Certificate of Incorporation does not authorize cumulative voting for directors. Issuance of shares of Preferred Stock would dilute the earnings per share and book value per share of existing shares of Common Stock. Holders of Preferred Stock would have such voting rights as may be provided for by law and as determined by the Board.

Although an increase in the authorized shares of Common Stock and Special Voting Stock could, under certain circumstances, be construed as having an anti-takeover effect (for example, by diluting the stock ownership of a person seeking to effect a change in the composition of the Board or contemplating a tender offer or other transaction for the combination of our company with another company), the Board is not proposing the amendment to the Amended and Restated Certificate of Incorporation in response to any effort to accumulate our stock or obtain control of the company by means of a merger, tender offer, or solicitation in opposition of management. Also, while we have no present intention to issue shares of Preferred Stock in a manner which would have an anti-takeover effect or otherwise, the issuance of Preferred Stock could have certain other anti-takeover effects under certain circumstances. Since the voting rights to be accorded to any series of Preferred Stock remain to be fixed by the Board, the holders of Preferred Stock may be authorized by the Board to vote separately as a class in connection with approval of certain extraordinary corporate transactions or be given a large number of votes per share. Such Preferred Stock could also be convertible into a large number of shares of Common Stock under certain circumstances or have other terms which might render the acquisition of a controlling interest in us more difficult or more costly. Shares of Preferred Stock could be privately placed with purchasers who might side with the management of the Company in opposing a hostile tender offer or other attempt to obtain control. The issuance of Preferred Stock as an anti-takeover device might preclude stockholders from taking advantage of a situation which might be favorable to their interests.

Vote Required and Board Recommendation

The affirmative vote of the holders of a majority of the outstanding shares of Common Stock and Special Voting Stock, voting together as a single class, is required for approval of the amendment to the Company’s Restated Certificate of Incorporation set forth in the Certificate of Amendment of Restated Certificate of Incorporation attached as Appendix B to this proxy statement.

The Board recommends a vote “FOR” the approval of the amendment to the Amended and Restated Certificate of Incorporation to effect a two-for-one forward stock split of our Common Stock and Special Voting Stock, with a proportional increase in the number of authorized shares of Common Stock and Special Voting Stock and a proportional reduction in the par value of such stock.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees lululemon’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including internal control systems. Our independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for expressing an opinion as to the conformity of our audited financial statements with generally accepted accounting principles. The Audit Committee also evaluates lululemon’s policies, procedures and practices with respect to enterprise risk assessment and risk management, including discussions with management about material risk exposures and steps being taken to monitor, control and report such risks.

The Audit Committee consists of three directors, each of whom, in the judgment of the Board, is an “independent director” as defined in the listing standards for The Nasdaq Stock Market. The Audit Committee acts pursuant to a written charter that has been adopted by the Board. A copy of this charter is available on our website at www.lululemon.com.

The Audit Committee has reviewed and discussed the audited financial statements with management. The Audit Committee has discussed and reviewed with the auditors all matters required to be discussed Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees). The Audit Committee has met with PricewaterhouseCoopers LLP, with and without management present, to discuss the overall scope of PricewaterhouseCoopers LLP’s audit, the results of its examinations, and the overall quality of its financial reporting.

The Audit Committee has received from the auditors a formal written statement describing all relationships between the auditors and lululemon that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), discussed with the auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the auditors’ independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that lululemon’s audited financial statements be included in lululemon’s Annual Report on Form 10-K for the fiscal year ended January 30, 2011.

AUDIT COMMITTEE

Michael Casey (Chairman)
RoAnn Costin
Martha A.M. Morfitt

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

Our Management Development and Compensation Committee has adopted a compensation philosophy for our executive compensation program that contains the following primary goals:

•	Attract, retain and motivate the executive talent necessary to drive the achievement of lululemon’s high performance retail business model and contribute to the Company’s success;

•	focus on pay-for-performance by linking a significant portion of executive pay to the achievement of short and long-term business objectives;

•	align the interest of executives and shareholders by delivering a significant component of executive pay through performance based equity compensation and through our executive share ownership guidelines; and

•	provide total compensation near the market for achieving business goals with the ability for actual pay to reach near the 75th percentile or above for exceeding goals.

Our Management Development and Compensation Committee, on behalf of the Board, evaluates the pay of our executive officers with the goal of setting compensation at levels they believe are comparable with executives in other companies of similar size and stage of development operating in the retail apparel industry. The Committee is responsible for reviewing and approving the Company’s goals and objectives relating to the compensation of the executive officers, evaluating the performance of the Company’s executive officers in light of such goals and objectives, and setting the compensation level, perquisites and other benefits of the Company’s executive officers based on this evaluation. The Committee is also charged with reviewing and recommending to the Board of Directors new executive compensation programs, conducting an annual review of the operation of the Company’s executive compensation programs to determine whether they are properly coordinated and achieving their intended purposes, and establishing and periodically reviewing policies for the administration of executive compensation programs.

In connection with setting appropriate levels of compensation, our Management Development and Compensation Committee base their decisions on their general business and industry knowledge and experience as well as information provided to them on the compensation of other specific high growth retailers, branded athletic apparel companies, and other comparable companies, while also taking into account our relative performance and strategic goals.

Role of Executive Officers in Executive Compensation

Our Management Development and Compensation Committee determines the compensation for our executive officers, other than the Chief Executive Officer, based in part on recommendations from our Chief Executive Officer. The Committee has adopted a policy that the Company’s Chief Executive Officer may not be present during the Committee’s deliberations or voting of matters concerning the Chief Executive Officer’s performance and compensation.

Role of the Independent Compensation Consultant

The Committee has engaged Frederic W. Cook & Co. as its independent compensation consultant. The Cook firm reports directly to the Committee and attends Committee meetings as requested. Under the terms of its engagement, the Cook firm is responsible for reviewing Committee agendas and supporting materials in advance of each meeting, providing to the Committee market data and recommendations regarding the compensation of the executive officers, advising the Committee on evolving trends and best practices in executive compensation and committee governance, assist in the annual review of the operation of the Company’s executive compensation programs and policies, and reviewing our Compensation, Discussion and Analysis. The Cook firm also provides independent advice to the Committee on director compensation. The Cook firm does not provide, and is prohibited from providing, other service to the Company and its management.

Elements of Compensation

Our executive officer compensation consists of the following components:

•	base salary;

•	annual cash incentives opportunity linked to corporate and individual performance;

•	long-term incentive awards in the form of equity-based compensation; and

•	other executive benefits such as reimbursement of relocation and moving expenses, temporary housing, health benefits, life insurance, and tax consulting services.

Our Management Development and Compensation Committee’s policies with respect to each of these elements, including the basis for the compensation awarded to our executive officers, are discussed below. In addition, while each element of compensation described below is considered separately, our Management Development and Compensation Committee takes into account the full compensation opportunity for each executive officer in determining total compensation.

Base Salary

The base salary established for each of our executive officers is intended to reflect each individual’s responsibilities, experience, prior performance and other discretionary factors deemed relevant by our Management Development and Compensation Committee. Base salary is also designed to provide our executive officers with steady cash flow during the course of the fiscal year that is not contingent on short-term variations in our operating performance. In order to attract and retain qualified executives, base salaries are generally targeted near the market median. Our Management Development and Compensation Committee determines market level based on our executives’ experience in the industry and time in position with reference to the base salaries of similarly situated executives at the peer group companies.

In considering whether to adjust base salary from year to year, our Management Development and Compensation Committee considers the following:

•	corporate performance and the performance of each individual executive officer;

•	the relative value of the position within the organization;

•	new responsibilities delegated to each executive officer during the year;

•	any contractual agreements with our executive officers; and

•	the competitive marketplace for executive talent, including a comparison of base salaries for comparable positions at other similarly situated companies.

To help guide the components and levels of our executive compensation, the Management Development and Compensation Committee engaged the Hay Group in January 2008. The Hay Group assisted the Management Development and Compensation Committee with development of a peer group of companies, such as Bon Ton Stores, Charlotte Russe, Columbia Sportswear, Dress Barn, Guess, Hanes Brands, Jaclyn, Jones Apparel, Movado Group, Retail Ventures, Show Carnival, Syms, Timberland and Zumiez, and reviewed compensation practices of this peer group to assist the Management Development and Compensation Committee with development of the primary elements of our executive compensation program. The Management Development and Compensation Committee has based fiscal 2009 and fiscal 2010 executive compensation in part on the analysis conducted by the Hay Group.

With these principles in mind, base salaries are reviewed at least annually by our Management Development and Compensation Committee and the Board, and may be adjusted from time to time based on the results of this review. Following a review of market compensation conducted in December 2010 and a review of executive officer performance in February 2011, the Committee approved increases to the base salaries of our executive officers to be effective  •  .

Fiscal 2010 and 2009 Base Salaries.  The following table sets forth the fiscal 2010 and 2009 base salaries (in Canadian dollars) for each of our executive officers:

	Fiscal 2010	Fiscal 2009
	Base Salary	Base Salary
Name	($)	($)

Christine M. Day	600,000	550,000
John E. Currie	400,000	375,000
Dennis J. Wilson	302,500	275,000
Sheree Waterson	385,000	350,000
Delaney Schweitzer(1)	250,000	200,000
Margaret Wheeler(2)	205,000	—

(1)	Ms. Schweitzer was promoted to the position of Executive Vice President, Retail Operations North America effective March 2010.

(2)	Ms. Wheeler joined us as our Vice President, People Potential in March 2010.

Annual Cash Incentives

Annual Cash Performance Incentive.  Our Board has the authority to award annual cash performance incentives to our executive officers. The annual performance incentives are intended to compensate officers for achieving financial, operational and strategic goals and for achieving individual annual performance objectives. These annual incentive amounts are intended to reward both overall company and individual performance during the year and, as such, can be highly variable from year to year. Cash incentives, as opposed to equity grants, are designed to more immediately reward annual performance against key short-term performance metrics. We believe that establishing cash incentive opportunities is an important factor in both attracting and retaining the services of qualified and highly skilled executives.

Pursuant to the terms of their employment agreements with us, each of Mr. Wilson, Ms. Day, Mr. Currie, Ms. Waterson and Ms. Schweitzer had target annual incentive opportunities in fiscal 2010 of 75%, 75%, 60%, 60% and 60%, respectively, of his or her base salary, if specified corporate and individual performance goals, as established by our Management Development and Compensation Committee under the Executive Bonus Plan, are met for the year. Additionally, Ms. Wheeler had target annual incentive opportunities in fiscal 2010 of 40% of her base salary if specified performance goals, as established by our Management Development and Compensation Committee under our Management Bonus Plan, are met for the year. Actual payouts may vary from 0% of the target annual incentive opportunity for performance below threshold to 150% of the target opportunity for achieving or exceeding the maximum performance level.

During the first quarter of each fiscal year, our Management Development and Compensation Committee reviews our performance relative to the achievement of our financial, operational and strategic goals established at the beginning of the preceding fiscal year and each executive’s individual performance and contribution to achieving those goals in order to determine the amount of bonus, if any, payable to our executive officers. In making its determination, the Management Development and Compensation Committee may make adjustments to the corporate and individual performance goals to take into account certain extraordinary and/or non-recurring events such as acquisitions, dispositions, and other corporate transactions that could have an effect on our operating budget during the preceding fiscal year.

2010 Executive Bonus Plan.  In April 2010, our Board, upon the recommendation of the Management Development and Compensation Committee, adopted our 2010 Executive Bonus Plan for our executive officers (in positions of Executive Vice President and above) with respect to performance during fiscal 2010. As in the 2009 Plan, the 2010 Plan weights the financial performance goals and individual performance goals for executives so that 90% of the target bonus would be based on the achievement of financial performance goals and 10% would be based on the achievement of individual performance goals.

The weighting of each financial performance goal comprising 90% of the target bonus and a range of potential payouts resulting from the achievement of each financial performance goal were approved by the Management Development and Compensation Committee in March 2010.

		Company
		Performance
		to Achieve
Company Performance Measure	Weight	100% Bonus

Operating Income	40%	$118.2M
Revenue	20%	$581 M
Gross Margin	20%	51.4%
Inventory Turns	20%	3.0 x

In March 2011, the Management Development and Compensation Committee determined that the maximum financial performance goals and individual performance goals established under the 2010 Plan had been met resulting in a maximum payout of 150% of the target annual incentive under the 2010 Plan.

Administration.  In April 2010, our Board, upon recommendation of the Management Development and Compensation Committee, adopted our 2010 Executive Bonus Plan for our executive officers (in positions of Executive Vice President and above) with respect to performance during fiscal 2010. The 2010 Plan will be administered by the Management Development and Compensation Committee. Among other things, the Management Development and Compensation Committee has the authority to select participants in the 2010 Plan from among the company’s executive officers and to determine the performance goals, target amounts and other terms and conditions of awards under the 2010 Plan. The Management Development and Compensation Committee, in conjunction with the company’s Chief Executive Officer and Chief Financial Officer, also has the authority to establish and amend rules relating to the administration of the 2010 Plan. All decisions made by the Management Development and Compensation Committee in connection with the 2010 Plan will be made in the Management Development and Compensation Committee’s sole discretion and will be final and conclusive.

Eligibility.  Our employees serving in positions of Executive Vice President and above, and other senior officers of the company, as designated by the Management Development and Compensation Committee, are eligible to participate in the 2010 Plan. The Chief Executive Officer has the authority to recommend participants. The Management Development and Compensation Committee has the sole authority to designate participants. Eligibility to participate in the 2010 Plan will cease upon termination of the participant’s employment, withdrawal of designation by the Management Development and Compensation Committee, transfer of the participant to a position compensated otherwise than as provided in the 2010 Plan, termination of the plan by the company, or if the participant engaged, directly or indirectly, in any activity which is competitive with any company activity.

Terms of Awards.  Awards under the 2010 Plan will be payable upon the achievement during fiscal 2010 of specified financial and individual performance goals. After the end of the performance period, the Management Development and Compensation Committee will certify the extent to which the performance goals are achieved and determine the amount of any bonuses that are payable, provided that the Management Development and Compensation Committee will have the discretion to determine that the actual amount paid with respect to an award will be less than (but not greater than) the amount calculated under the 2010 Plan.

Financial Performance Goals.  Pursuant to the terms of the 2010 Plan, the Management Development and Compensation Committee will evaluate the company’s overall financial performance against the following four financial performance goals for fiscal 2010: operating income; company revenue; gross margin; and inventory turns. The Management Development and Compensation Committee has set performance goals for each participant based on the financial performance goals, together with related target awards. The Management Development and Compensation Committee believes that the approved financial goals are reasonable in light of the company’s historic growth and current business strategy, and as such the committee anticipates achievement levels consistent with those achieved historically.

Individual Performance Goals.  The 2010 Plan provides further that the remaining portion of the total bonus payout available to participants will be based on achievement of individual performance goals related to the company’s U.S. operating income and other performance metrics. Individual performance goals may differ from participant to participant.

Target Bonus Amounts.  Pursuant to the terms of the 2010 Plan, the Management Development and Compensation Committee has determined the amount of the target bonus that will be paid to each plan participant if the financial performance goals and individual performance goals are met, and the method by which such amounts will be calculated. The terms of the 2010 Plan permit bonus payouts in excess of the target bonus amount, up to a maximum of 150% of the target bonus amount.

The Management Development and Compensation Committee approved the weighting of the financial performance goals and individual performance goals for our executive officers so that 90% of the target bonus is based on the achievement of financial performance goals and 10% is based on the achievement of individual performance goals. Any bonuses paid under the 2010 Plan will be paid within approximately 75 days after our fiscal 2010 year end.

Executive Bonus Plan.  In  •  2011, our Board, upon recommendation of the Management Development and Compensation Committee, adopted our Executive Bonus Plan for our executive officers (in positions of Executive Vice President and above) with respect to performance during fiscal 2011 and in future years. The Bonus Plan will operate in the same manner for 2011 as the 2010 Executive Bonus Plan, except that the weightings of each financial performance goal comprising 90% of the target bonus have been changed slightly: for fiscal 2011, the operating income weighting has been increased from 40% to 50% and the weighting on inventory turns has been decreased from 20% to 10%. Additionally, following the review of each officer’s performance during fiscal 2010 and the positioning of their compensation relative to the market, the Management Development and Committee approved increases to each of Ms. Day, Mr. Currie, Ms. Waterson and Ms. Schweitzer’s target annual incentive opportunities in fiscal 2011 to 100%, 75%, 75% and 75%, respectively, of his or her base salary.

Equity-Based Compensation.  We believe that equity awards are an important component of our executive compensation program and that providing a significant portion of our executive officers’ total compensation opportunity in equity-based compensation helps drive the achievement of our long-term performance goals and aligns the incentives of our executives with the interests of our stockholders. Additionally, we believe that equity-based awards enable us to attract, motivate, retain and adequately compensate executive talent. To that end, we award equity-based compensation in the form of options to purchase our Common Stock, as well as performance share awards that represent the contingent right to receive shares of our Common Stock. Our Management Development and Compensation Committee believes stock options and performance share awards provide executives with a significant long-term interest in our success by rewarding the creation of stockholder value over time.

Generally, each executive officer is provided with an annual stock option grant and performance share award based upon their position with us and their relevant prior experience. For fiscal 2010 and fiscal 2011, the performance share awards represent 75% of the annual grant value provided to our executive officers and stock options represent the remaining 25%.

The first grant of performance share occurred in fiscal 2010 and will vest after three years depending on performance against goals established by the Management Development and Compensation Committee. The performance criteria are based on the achievement of three year cumulative operating income goals covering the fiscal 2010 through 2012 period. The payout range of the award may vary from 0% to 150% of the number of performance shares granted depending on performance.

The stock option grants generally vest in four equal installments beginning on the first anniversary of the date of grant to encourage executive longevity and to compensate our executive officers for their contribution over the long-term. It has been our practice to grant some of the stock options in March and the rest in September. The options generally have a term of seven years and are granted with an exercise price equal to the closing price of our Common Stock on the date of grant.

Our Management Development and Compensation Committee determines the size, terms and conditions of option grants and performance share awards to our executive officers in accordance with the terms of the applicable plan. Equity grants made to our executive officers are recommended by our Management Development and

Compensation Committee and approved by our Board, or may be approved directly by our Management Development and Compensation Committee.

Other Features of the Executive Compensation Program

Clawback Policy.  During 2010, the Management Development and Compensation Committee approved the adoption of a Clawback Policy which applies to all incentive compensation paid or awarded to an executive officer on or after the date of the policy was adopted. Under the policy, the company may seek to recover all or part of any incentive compensation awarded or paid to executive officers in the event the company determines that it must restate its financial results to correct an accounting error due to material noncompliance with any financial reporting requirements under the US federal securities law within three years from the first issuance of such financial results.

Other Benefits.  Based on our pay-for-performance philosophy, our executive compensation program includes limited and other benefits as outlined below:

Benefits	Executive Officer Eligibility

Medical/Dental/Vision Plans	✓
Life and Disability Insurance	✓
Short Term Incentive Plan	✓
Equity Incentive Plans	✓
Change in Control and Severance Plan	✓
Employee Stock Purchase Plan	Not offered
Deferred Compensation Plan	Not offered
Supplemental Early Retirement Plan	Not offered
Employee Stock Ownership Plan	Not offered
Defined Benefit Pension Plan	Not offered
401(k) Plan	Not offered

Perquisites	Executive Officer Eligibility

Employee Discount	✓
Tax Preparation	✓
Relocation Assistance (Temporary Housing, Moving Expenses)	✓
Supplemental Life Insurance	✓
Club Memberships	✓
Executive Medical	Not offered
Financial Counseling	Not offered
Automobile	Not offered
Personal Use of Company Aircraft	Not offered
Security Services	Not offered

The cost of providing these and other benefits to the named executive officers is included in the amounts shown in the “All Other Compensation” column of the Summary Compensation Table on page  • and detailed in footnote 4 to such table. We believe the executive benefits we provide are representative of benefits offered by the companies with which we compete for executive talent, and therefore offering these benefits serves the objective of attracting and retaining top executive talent. A discussion and analysis of such benefits follows.

•	Relocation Package. Under limited circumstances, we provide certain relocation benefits to executive officers who relocate to Canada from another country for work on the company’s behalf. Ms. Day and Ms. Waterson both relocated to Canada from the United States for purposes of working for the company. Each of Ms. Day and Ms. Waterson received tax preparation assistance, reimbursement of moving expenses and reimbursement of temporary housing expenses.

•	Housing and Living Expenses. We agreed to pay certain housing and living expenses to certain of our named executive officers in connection with their relocation to Canada.

•	Executive Life and Long-Term Disability Insurance. We provide life and long-term disability insurance to our named executive officers. We believe this is a standard benefit offered to executive-level management by comparator group companies.

Severance Arrangements.  We have entered into employment agreements with each of Mr. Wilson, Ms. Day, Mr. Currie, Ms. Waterson and Ms. Schweitzer that provide him or her with certain severance rights. These agreements were made in order to attract and retain the services of these particular executives. The agreements were the result of negotiations between the parties, which we believe resulted in severance rights that are commercially reasonable and typical of the rights afforded to similarly situated executives in other companies of similar size and stage of development operating in the retail apparel industry.

In each case, the severance payments are contingent on the occurrence of certain termination (or constructive termination) events and require the executive to execute a release of claims in our favor. These severance arrangements are intended to provide the executives with a sense of security in making the commitment to dedicate his or her professional career to our success. These severance rights do not differ based on whether or not we experience a change in control. The specific terms of these arrangements are discussed in detail below under the heading “— Agreements with Named Executive Officers.”

We have no current plans to make changes to the employment agreements of our Chief Innovation and Branding Officer, Chief Executive Officer, Chief Financial Officer, Executive Vice President, General Merchandise Management and Sourcing, or Executive Vice President, Retail Operations North America (except as required by law or as required to clarify the benefits to which our executive officers are entitled as set forth herein) or to levels of benefits and perquisites provided to our executive officers. We have no agreement with Ms. Wheeler to provide severance payments.

Risk Considerations in Determining Compensation

Our Management Development and Compensation Committee reviewed the various design elements of our compensation program to determine whether any of its aspects encourage excessive or inappropriate risk-taking. Following the risk evaluation, the Management Development and Compensation Committee concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the company.

Tax and Accounting Considerations Affecting Executive Compensation

We structure our compensation program in a manner that is consistent with our compensation philosophy and objectives. However, while it is our Management Development and Compensation Committee’s general intention to design the components of our executive compensation program in a manner that is tax efficient for both us and our executives, there can be no assurance that our Management Development and Compensation Committee will always approve compensation that is tax advantageous for us.

Similarly, we endeavor to design our equity incentive awards conventionally, so that they are accounted for under standards governing equity-based arrangements and, more specifically, so that they are afforded fixed treatment under those standards.

Management Development and Compensation Committee Report

We, the Management Development and Compensation Committee of the Board, have reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on such review and discussion, we have recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and in lululemon’s Annual Report on Form 10-K for the fiscal year ended January 30, 2011.

MANAGEMENT DEVELOPMENT AND
COMPENSATION COMMITTEE

Thomas G. Stemberg (Chairman)
R. Brad Martin
Rhoda M. Pitcher

SUMMARY COMPENSATION TABLE

The following table sets forth summary information concerning the compensation of our principal executive officer and principal financial officer and each of our next four most highly compensated executive officers during fiscal 2010, 2009, and 2008. We refer to these persons as our “named executive officers.” The dollar amounts shown were converted to U.S. dollars from Canadian dollars using the average of the exchange rates on the last business day of each month during the applicable fiscal year. Applying this formula to fiscal 2010, 2009, and 2008, CDN$1.00 was equal to US$0.974, US$0.895, and US$0.928, respectively.

						Non-Equity
				Stock	Option	Incentive Plan	All Other
	Fiscal	Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)

Dennis J. Wilson, Chairman and Chief Innovation and Branding Officer	2010	289,484	—	—	—	331,465	6	620,955
	2009	241,822	—	—	—	219,666	—	461,488
	2008	240,962	—	—	—	—	18	240,980
Christine M. Day, Chief Executive Officer(6)	2010	575,035	—	618,300	1,600,378	657,450	21,726	3,472,889
	2009	492,250	—	—	2,275,339	443,025	3,759	3,214,373
	2008	448,019	—	—	2,697,086	—	63,586	3,208,691
John E. Currie, Executive Vice President, Chief Financial Officer(7)	2010	384,917	—	272,052	95,876	350,640	2,099	1,105,585
	2009	332,780	—	—	436,400	241,650	1,611	1,012,441
	2008	332,884	—	—	—	—	18	332,902
Sheree Waterson, Executive Vice President, General Merchandise Management and Sourcing(8)	2010	368,434	—	272,052	95,876	337,491	14,080	1,087,934
	2009	313,250	—	—	845,200	225,540	46,185	1,430,175
	2008	192,235	—	—	605,250	—	45,870	843,355
Delaney Schweitzer, Executive Vice President, Retail Operations North America(9)	2010	234,135	—	247,320	217,900	219,150	346	918,851
	2009	179,000	—	—	128,000	85,920	—	392,920
	2008	162,976	41,760	—	—	—	—	204,736
Margaret Wheeler, Vice President, People Potential(10)	2010	167,925	—	—	388,600	130,327	311	687,163

(1)	In fiscal 2008 the company awarded a discretionary performance bonus to Ms. Schweitzer, who was not an officer of the company at the time, in the amount of $41,760.

(2)	This column reflects the grant date fair value of performance share units granted. See the “Grants of Plan Based Awards Table” for information on performance share units granted to our named executive officers in fiscal 2010. These amounts reflect the grant date fair value of the awards at target, and do not correspond to the actual value that will be realized by the executive officer. See the notes to our financial statements contained in our Annual Report on Form 10-K for the fiscal year ended January 30, 2011 for a discussion of all assumptions made by us in determining the FASB ASC Topic 718 values of our equity awards.

(3)	This column reflects the grant date fair value of stock options granted. See the “Grants of Plan Based Awards Table” for information on performance share units granted to our named executive officers in fiscal 2010. These amounts reflect the grant date fair value of the awards, and do not correspond to the actual value that will be realized by the executive officer. See the notes to our financial statements contained in our Annual Report on Form 10-K for the fiscal year ended January 30, 2011 for a discussion of all assumptions made by us in determining the FASB ASC Topic 718 values of our equity awards.

(4)	Non-Equity Incentive Plan Compensation includes the annual incentive paid to certain officers of the company. For fiscal 2008 the company did not achieve its incentive targets and therefore an incentive was not paid out to those officers.

(5)	For fiscal 2010, all other compensation consists of: (a) personal tax preparation fees paid on behalf of the following individuals in the following amounts: Ms. Day — $10,032 and Ms. Waterson — $7,256, (b) membership fees paid on behalf of Mr. Currie in the amount of $1,753, (c) payments made on behalf of Ms. Waterson for housing and other living expenses in the amount of $6,818, (d) child health insurance benefits paid on behalf of Ms. Day in the amount of $11,688, (e) life insurance premiums paid on behalf of the following individuals in the following amounts: Mr. Wilson — $6, Ms. Day — $6, Mr. Currie — $6, Ms. Waterson — $6, Ms. Schweitzer — $6 and Ms. Wheeler — $6; and (f) medical benefits paid on behalf of the following individuals in the following amounts: Mr. Currie — $340, Ms. Schweitzer — $340 and Ms. Wheeler — $305. For fiscal 2009, all other compensation consists of: (a) personal tax preparation fees paid on behalf of the following individuals in the following amounts: Ms. Day — $3,759 and Ms. Waterson — $2,305 (b) membership fees paid on behalf of Mr. Currie in the amount of $1,611, and (c) payments made on behalf of Ms. Waterson for housing and other living expenses in the amount of $43,565. For fiscal 2008, all other compensation consists of: (a) life insurance premiums paid on behalf of the following individuals in the following amounts: Mr. Wilson — $18 and Mr. Currie — $18 and (b) employee moving allowances paid on behalf of the following individuals in the following amounts: Ms. Day — $63,586 and Ms. Waterson — $45,870.

(6)	Ms. Day joined us as our Executive Vice President, Retail Operations, in January 2008 and has served as our Chief Executive Officer since July 2008.

(7)	Mr. Currie joined us as our Executive Vice President, Chief Financial Officer in January 2007.

(8)	Ms. Waterson joined us as our Executive Vice President, General Merchandise Management and Sourcing in June 2008.

(9)	Ms. Schweitzer was promoted to the position of Executive Vice President, Retail Operations North America in March 2010.

(10)	Ms. Wheeler joined us as our Vice President, People Potential in March 2010.

2010 GRANTS OF PLAN-BASED AWARDS

The following table sets forth each stock option and performance share unit grant made to a named executive officer in fiscal 2010.

			Estimated Future	Estimated Future	All Other
		Estimated Future	Payouts Under	Payouts Under	Option Awards:		Grant Date
		Payouts Under	Equity Incentive	Equity Incentive	Number of	Exercise or	Fair Value of
		Equity Incentive	Plan Awards	Plan Awards	Securities	Base Price of	Stock and
		Plan Awards	Target	Maximum	Underlying	Option Awards	Option Awards
Name	Grant Date	Threshold (#)(1)	(#)(1)	(#)(1)	Options (#)(2)	($/Share)	($)(3)

Christine M. Day	03/29/10	—	—	—	5,000	41.22	112,300
	09/13/10	—	—	—	5,000	42.65	105,600
	01/07/11	—	—	—	41,666	67.00	1,382,478
	03/29/10	7,500	15,000	22,500	—	—	618,300
John E. Currie	03/29/10	—	—	—	2,200	41.22	49,412
	09/13/10	—	—	—	2,200	42.65	46,464
	03/29/10	3,300	6,600	9,900	—	—	272,052
Sheree Waterson	03/29/10	—	—	—	2,200	41.22	49,412
	09/13/10	—	—	—	2,200	42.65	46,464
	03/29/10	3,300	6,600	9,900	—	—	272,052
Delaney Schweitzer	03/29/10	—	—	—	5,000	41.22	112,300
	09/13/10	—	—	—	5,000	42.65	105,600
	03/29/10	3,000	6,000	9,000	—	—	247,320
Margaret Wheeler	03/15/10	—	—	—	20,000	35.67	388,600

(1)	The above granted performance share units vest on March 29, 2013.
(2)	The above granted stock options will vest in 25% installments on the four anniversary dates following the grant date.
(3)	This column reflects the grant date fair value in U.S. dollars of the award granted at target in accordance with FASB ASC Topic 718. See the notes to our financial statements contained in our Annual Report on Form 10-K for the fiscal year ended January 30, 2011 for a discussion of all assumptions made by us in determining the FASB ASC Topic 718 values of our equity awards.

2010 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth unexercised stock options and equity incentive plan awards that have not yet vested for each named executive officer outstanding as of the fiscal year ended January 30, 2011.

							Equity
						Equity	Incentive Plan
						Incentive Plan	Awards:
						Awards:	Number of
		Number of	Number of			Market Value of	Unearned Shares,
		Securities	Securities			Unearned Shares,	Units or
		Underlying	Underlying	Option		Units or	Other Rights
		Unexercised	Unexercised	Exercise	Option	Other Rights	that Have Not
		Options (#)	Options (#)	Price	Expiration	that Have Not	Vested
Name	Grant Date(1)	Exercisable	Unexercisable	($)	Date	Vested (#)	($)(2)

Dennis J. Wilson	—	—	—	—	—	—	—
Christine M. Day	01/18/08	93,750	31,250	33.66	01/18/18	—	—
	08/01/08	—	41,667	22.02	08/01/18	—	—
	09/02/08	41,666	41,667	18.91	09/02/18	—	—
	10/01/08	41,667	41,667	23.74	10/01/18	—	—
	01/07/09	10,417	20,834	8.18	01/07/19	—	—
	03/30/09	15,000	150,000	8.28	03/30/16	—	—
	09/14/09	12,500	37,500	23.50	09/14/16	—	—
	01/07/10	10,416	31,251	32.31	01/07/17	—	—
	03/29/10	—	5,000	41.22	03/29/17	—	—
	09/13/10	—	5,000	42.65	03/29/17	—	—
	01/07/11	—	41,666	67.00	01/07/18	—	—
	03/29/10	—	—	—	—	22,500	1,543,725
John E. Currie	01/03/07	16,084	—	0.49	01/03/17	—	—
	01/03/07	73,251	—	0.60	01/03/17	—	—
	03/30/09	—	30,000	8.28	03/30/16	—	—
	09/14/19	—	15,000	23.50	09/14/16	—	—
	03/29/10	—	2,200	41.22	03/29/17	—	—
	09/13/10	—	2,200	42.65	09/13/17	—	—
	03/29/10	—	—	—	—	9,900	679,239
Sheree Waterson	06/16/08	—	22,500	28.47	06/16/18	—	—
	03/30/09	—	45,000	8.28	03/30/16	—	—
	06/16/09	—	33,750	12.99	06/16/16	—	—
	09/14/09	2,500	15,000	23.50	09/14/16	—	—
	03/29/10	—	2,200	41.22	03/29/17	—	—
	09/13/10	—	2,200	42.65	09/13/17	—	—
	03/29/10	—	—	—	—	9,900	679,239
Delaney Schweitzer	12/27/06	6,433	—	0.49	12/27/16	—	—
	12/27/06	9,767	—	0.60	12/27/16	—	—
	09/14/09	2,500	7,500	23.50	09/14/16	—	—
	03/29/10	—	5,000	41.22	03/29/17	—	—
	09/13/10	—	5,000	42.65	09/13/17	—	—
	03/29/10	—	—	—	—	9,000	617,490
Margaret Wheeler	03/29/10	—	20,000	35.67	03/15/17	—	—

(1)	The above noted stock options vest in 25% installments on the four anniversary dates following the grant date. The performance share units noted above vest on March 29, 2013.

(2)	The aggregate dollar value of the performance share units (at maximum) is based on $68.61 per share, the fair market value on January 28, 2011, the last trading day of our 2010 fiscal year.

2010 OPTION EXERCISES

The following table provides information regarding stock options exercised by our named executive officers during fiscal 2010. Value realized is calculated by subtracting the aggregate exercise price of the options exercised from the aggregate market value of the shares of common stock acquired on the date of exercise.

	Option Awards
		Number of Shares
		Acquired on	Value Realized on
Name	Grant Date	Exercise (#)	Exercise ($)

Dennis J. Wilson	—	—	—
Christine M. Day	03/30/09	35,000	1,205,081
	08/01/08	41,666	1,955,555
	01/07/09	10,416	676,936
John E. Currie	01/03/07	166,246	6,932,068
	03/30/09	10,000	642,392
	09/14/09	5,000	245,096
Sheree Waterson	06/16/08	22,500	537,664
	03/30/09	15,000	494,747
	06/16/09	11,250	575,227
	09/14/09	2,500	49,165
Delaney Schweitzer	12/27/06	9,767	421,739
Margaret Wheeler	—	—	—

Agreements with Named Executive Officers

Christine M. Day

On August 1, 2008, we entered into an Executive Employment Agreement with Christine M. Day, our Chief Executive Officer. The term of Ms. Day’s employment agreement continues until either she or we terminate her employment. Under the terms of her employment agreement, Ms. Day received an initial annual base salary of CDN$550,000, which has subsequently been adjusted to CDN$650,000. Ms. Day is also eligible to receive an annual performance bonus of 100% of her base salary for the applicable fiscal year, if specified financial performance and individual performance goals are met for that year. Pursuant to the terms of her employment agreement, we granted Ms. Day options to purchase 250,000 shares of Common Stock in connection with her appointment to the position of Chief Executive Officer, 83,333 of which were granted on August 1, 2008, 83,333 of which were granted on September 2, 2008 and 83,334 of which were granted on October 1, 2008. Additionally, Ms. Day retained the right to receive those stock options that we previously agreed to grant to her under the terms of a prior agreement, which include an option to purchase 125,000 shares of Common Stock in connection with her initial hire granted on January 18, 2008, an option to purchase 41,667 shares of Common Stock granted on January 7, 2009, an option to purchase 41,667 shares of Common Stock granted on January 7, 2010, and an agreement to grant her 41,666 shares of Common Stock on January 7, 2011. All options have or will have an exercise price equal to the fair market value of our Common Stock on the date of grant and will vest 25% per year for four years on each anniversary of the effective grant date of the option.

Ms. Day agrees to serve as a director of the company and its affiliates, and will not be entitled to additional compensation for such positions. Upon the termination of her employment agreement for any reason, Ms. Day agrees to resign from all such director positions. Ms. Day further covenants that she will not serve as a director of more than two entities that are unrelated to the company, and agrees to obtain the advance consent of the Board prior to commencing any such service for an unrelated entity.

We will reimburse Ms. Day for all reasonable out-of-pocket expenses and she is entitled to participate in the employee benefit and fringe benefit arrangements generally available to the company’s senior executive employees. Additionally, we will provide Ms. Day with benefit coverage for her dependents up to a maximum amount of

US$12,000, and will also reimburse Ms. Day for the cost of supplemental term life insurance up to a maximum amount of US$17,500 per year.

Ms. Day’s employment may be terminated by Ms. Day or by us at any time, with or without cause. In the event Ms. Day voluntarily resigns or we terminate her employment for cause, she will receive only her base salary then in effect and benefits earned and payable as of the date of termination. In the event we terminate Ms. Day without cause, and subject to her compliance with the surviving terms of the employment agreement and a non-compete, non-solicitation and non-disparagement agreement and execution of a full release, she will be entitled to a minimum of 12 months of base salary, which amount will be increased by two additional months of base salary for each additional year of service that Ms. Day provides to the company, up to a maximum amount of 18 months of base salary.

For purposes of Ms. Day’s employment agreement with us, termination “for cause” will be deemed to have occurred upon the happening of any act, or failure to act, which would constitute cause at common law, and includes:

•	conduct by, or authorized or permitted by, Ms. Day;

•	violation of any contractual or common law duty to the company;

•	unlawful activity;

•	activity contrary to professional or ethical standards; and

•	breach of the terms and conditions of the employment agreement by Ms. Day which amount to just cause at common law.

Ms. Day is also obligated to maintain the confidentiality of our proprietary information. In addition, Ms. Day agrees that all rights to our proprietary information and intellectual property are and will remain our sole and exclusive property.

Dennis J. Wilson

On December 5, 2005, we entered into an Employment and Restrictive Covenant Agreement with Dennis J. Wilson, our Chairman and Chief Innovation and Branding Officer. The term of Mr. Wilson’s employment agreement continues until either he or we terminate his employment. Under the terms of his employment agreement, Mr. Wilson received an initial annual base salary of CDN$275,000, which has subsequently been adjusted to CDN$315,000. Beginning in 2006, he became eligible for an annual bonus of up to 75% of his base salary for the applicable fiscal year, if specified corporate and individual performance goals, as determined by our Board, are met for that year.

Mr. Wilson is entitled to participate in health insurance, term life insurance, long term disability insurance and other employee benefit arrangements generally available to our employees, as well as to vacation time and reimbursement of his reasonable business expenses.

If we terminate Mr. Wilson’s employment without cause, he will be entitled, provided he agrees to a mutually acceptable release, to:

•	monthly severance payments equal to 24 months of base salary;

•	payment of all accrued and unpaid base salary through the date of such termination;

•	payment for all unused vacation and personal days accrued through the date of such termination; and

•	payment of any otherwise unpaid annual bonus payable with respect to the fiscal year ending prior to the date of such termination.

For purposes of Mr. Wilson’s employment agreement with us, termination “for cause” will be deemed to have occurred upon the happening of the following:

•	theft, embezzlement, fraud, or similar acts of misconduct or misappropriation by Mr. Wilson;

•	a material breach of any agreement with or duty owed to us;

•	a refusal to perform the lawful and reasonable directives of our Board; and

•	any other conduct that would constitute just cause at common law.

If Mr. Wilson’s employment is otherwise terminated, including for cause or as a result of his death or disability, then we will only be obligated to pay him accrued and unpaid base salary through the date of such termination.

Mr. Wilson is obligated, for 24 months following his termination, not to:

•	participate in a company that competes against us in the United States or Canada;

•	become interested in a company that competes against us;

•	influence or attempt to influence any of our employees, consultants, suppliers, licensors, licensees, contractors, agents, strategic partners, distributors, customers or other persons to terminate or modify such person’s agreement or arrangement with us or any of our affiliates; or

•	solicit for employment or employ or retain (or arrange to have any other person or entity employ or retain) any person who has been employed or retained by us or any of our affiliates within the prior 12 months.

Mr. Wilson is also obligated to maintain the confidentiality of our proprietary information. In addition, Mr. Wilson agrees that all rights to our proprietary information and intellectual property are and will remain our sole and exclusive property.

John E. Currie

On March 24, 2010 we entered into an Executive Employment Agreement with our current Executive Vice President, Chief Financial Officer, John E. Currie, amending the terms of Mr. Currie’s employment with us. The employment agreement supersedes and replaces in its entirety Mr. Currie’s prior offer letter with us, dated December 20, 2006.

Under the terms of the employment agreement, Mr. Currie received an initial annual base salary of CDN$400,000, which has subsequently been adjusted to CDN$430,000. Mr. Currie is eligible to receive an annual target bonus under our Executive Bonus Plan of 75% of his base salary, provided that specified corporate and individual performance goals are met for that year. Mr. Currie will receive four weeks of paid vacation each year. Under the previous offer letter dated December 20, 2006 we granted Mr. Currie options to purchase 357,335 shares of our Common Stock at a weighted average exercise price of $0.58 per share to vest 25% per year for four years on each anniversary of grant date of the option. This option grant was not modified under the current employment agreement.

Mr. Currie covenants that he will not serve as a director of more than two entities that are unrelated to the company, and agrees to obtain the advance consent of our Chief Executive Officer prior to commencing any such service for an unrelated entity.

We will reimburse Mr. Currie for all reasonable out-of-pocket expenses and he is entitled to participate in the employee benefit and fringe benefit arrangements generally available to the company’s senior executive employees.

Mr. Currie’s employment may be terminated by Mr. Currie or by us at any time, with or without cause. In the event Mr. Currie’s employment is terminated by us without cause, Mr. Currie will be entitled to reasonable notice of termination in accordance with applicable Canadian employment laws, compensation in lieu of such reasonable notice of termination, or some combination thereof. Mr. Currie also agrees to be bound by the terms and conditions of a non-compete, non-solicitation and non-disparagement agreement, pursuant to which Mr. Currie agrees, during the 12-month period following his termination, not to compete with the company or solicit for employment any company employee.

Sheree Waterson

On March 24, 2010, we entered into an Executive Employment Agreement with our current Executive Vice President of General Merchandise Management and Sourcing, Sheree Waterson, amending the terms of

Ms. Waterson’s employment with us. The employment agreement supersedes and replaces in its entirety Ms. Waterson’s prior offer letter with us, dated December 10, 2008.

Under the terms of the employment agreement, Ms. Waterson received an initial annual base salary of CDN$385,000, which has subsequently been adjusted to CDN$430,000. Ms. Waterson is eligible to receive an annual performance bonus under our Executive Bonus Plan of 75% of her base salary, provided that specified corporate and individual performance goals are met for that year. Ms. Waterson will receive four weeks of paid vacation each year. Under the previous offer letter dated May 6, 2008 we granted Ms. Waterson options to purchase 90,000 shares of our Common Stock, 45,000 of which were granted on June 16, 2008, and 45,000 of which were granted on June 16, 2009. All options have an exercise price equal to the fair market value of our Common Stock on the date of grant and will vest 25% per year for four years on each anniversary of the effective grant date of the option. This option grant was not modified under the current employment agreement.

Ms. Waterson covenants that she will not serve as a director of more than one entity that is unrelated to the company, and agrees to obtain the advance consent of our Chief Executive Officer prior to commencing any such service for an unrelated entity.

We will reimburse Ms. Waterson for all reasonable out-of-pocket expenses and she is entitled to participate in the employee benefit and fringe benefit arrangements generally available to the company’s senior executive employees.

Ms. Waterson’s employment may be terminated by Ms. Waterson or by us at any time, with or without cause. In the event Ms. Waterson’s employment is terminated by us without cause or due to Ms. Waterson’s permanent disability, and subject to her compliance with the surviving terms of a non-compete, non-solicitation and non-disparagement agreement, she will be entitled to receive an amount equal to her base salary for the 15-month period following such termination date. Ms. Waterson also agrees that during the 15-month period following her termination, she will not compete with the Company or solicit for employment any company employee.

Delaney Schweitzer

On March 24, 2010, we entered into an Executive Employment Agreement with our current Executive Vice President, Retail Operations North America, Delaney Schweitzer, amending the terms of Ms. Schweitzer’s employment with us. The employment agreement supersedes and replaces in its entirety Ms. Schweitzer’s prior offer letter with us, dated May 6, 2008.

Under the terms of the employment agreement, Ms. Schweitzer received an initial annual base salary of CDN$250,000, which has subsequently been adjusted to CDN$335,000. Ms. Schweitzer is eligible to receive an annual bonus under our Executive Bonus Plan of 75% of her base salary, provided that specified corporate and individual performance goals are met for that year. Ms. Schweitzer will receive four weeks of paid vacation each year.

Ms. Schweitzer covenants that she will not serve as a director of more than one entity that is unrelated to the Company, and agrees to obtain the advance consent of our Chief Executive Officer prior to commencing any such service for an unrelated entity.

We will reimburse Ms. Schweitzer for all reasonable out-of-pocket expenses and she is entitled to participate in the employee benefit and fringe benefit arrangements generally available to the Company’s senior executive employees.

Ms. Schweitzer’s employment may be terminated by Ms. Schweitzer or by us at any time, with or without cause. In the event Ms. Schweitzer’s employment is terminated by us without cause or due to Ms. Schweitzer’s permanent disability, and subject to her compliance with the surviving terms of a non-compete, non-solicitation and non-disparagement agreement, she will be entitled to receive an amount equal to her base salary for the 15-month period following such termination date. Ms. Schweitzer also agrees that during the 15-month period following her termination, she will not compete with the company or solicit for employment any company employee.

Margaret Wheeler

On March 15, 2010, we entered into an employment agreement with Margaret Wheeler, our Vice President, People Resources. Under her offer letter, Ms. Wheeler receives an annual base salary of CDN$205,000, which is subject to annual review and adjustment. Ms. Wheeler is also eligible to receive an annual performance bonus of up to 40% of her base salary for the applicable fiscal year, if specified performance goals, as determined by our Board or Compensation Committee, are met for that year. We also granted Ms. Wheeler options to purchase 40,000 shares of our Common Stock. All options have an exercise price equal to the fair market value of our Common Stock on the date of grant and will vest 25% per year for four years on each anniversary of the effective grant date of the option.

We also agreed to reimburse Ms. Wheeler for her reasonable moving and relocation expenses incurred, up to CDN$21,000 and for her temporary living expenses for up to three months following the effective date of the agreement, at a maximum amount of CDN$2,500 per month. If Ms. Wheeler resigns from the company within her first year of employment, she will be required to reimburse the company for her moving and relocation expenses. We also agreed to assist Ms. Wheeler with her tax filings in the United States and Canada for the 2010 tax filing year. Ms. Wheeler is entitled to participate in health insurance, term life insurance, long-term disability insurance and other employee benefit arrangements generally available to our employees.

Ms. Wheeler’s employment may be terminated by Ms. Wheeler or by us at any time, with or without cause.

Potential Payments upon Termination of Employment and Change in Control

The following tables set forth the payments and benefits that would be due to each of Mr. Wilson, Ms. Day, Mr. Currie, Ms. Waterson, Ms. Schweitzer and Ms. Wheeler upon the termination of his or her employment “without cause”. The amounts provided in the tables below assume that each termination was effective as of January 30, 2011 (the last day of our fiscal year). These are merely illustrative of the impact of hypothetical events, based on the terms of arrangements then in effect. The amounts to be payable upon an actual termination of employment can only be determined at the time of such event, based on the facts and circumstances then prevailing. Under the terms of our 2007 Equity Incentive Plan, the Board may, in its sole and absolute discretion, take a number of actions with respect to outstanding stock options and performance share awards, including the acceleration of the unvested portion of the stock options or performance share units or the cancellation of such outstanding options in exchange for a substitute award. For the purpose of the tables below, we have assumed that the Board would not elect to accelerate the unvested portion of the outstanding stock options or performance share awards. Our agreements with these executives do not contain tax gross-up provisions.

Assuming that Mr. Wilson was terminated “without cause” on January 30, 2011, his payments would have had an estimated value of:

Salary Continuation
(CDN$)

Termination Without Cause	$605,000 (1)

(1)	This amount represents Mr. Wilson’s monthly base salary for a period of 24 months. Such amount will be payable over a 24-month period.

Assuming that Ms. Day was terminated “without cause” on January 30, 2011, her payments and benefits would have had an estimated value of:

Salary Continuation
(CDN$)

Termination Without Cause	$800,00 (1)

(1)	This amount represents Ms. Day’s monthly base salary for a period of 16 months. Such amount will be payable in either a lump sum or monthly at our discretion.

Assuming that Mr. Currie was terminated “without cause” on January 30, 2011, and assuming he received reasonable notice of termination in compliance with applicable Canadian employment laws, he would not be entitled to receive any other payments or benefits.

Assuming that Ms. Waterson was terminated “without cause” or due to her permanent disability on January 30, 2011, her payments and benefits would have had an estimated value of:

Salary Continuation
(CDN$)

Termination Without Cause	$481,250 (1)

(1)	This amount represents Ms. Waterson’s monthly base salary for a period of 15 months. Such amount will be payable in equal payments on the Company’s regular paydays.

Assuming that Ms. Schweitzer was terminated “without cause” or due to her permanent disability on January 30, 2011, her payments and benefits would have had an estimated value of:

Salary Continuation
(CDN$)

Termination Without Cause	$312,500 (1)

(1)	This amount represents Ms. Schweitzer’s monthly base salary for a period of 15 months.

Assuming that Ms. Wheeler was terminated “without cause” on January 30, 2011, she would not be entitled to receive any other payments or benefits.

DIRECTOR COMPENSATION

General Description of Director Compensation

Each of our non-employee directors receives compensation for serving on our Board. Annual cash compensation is comprised of an annual retainer and fees for each meeting attended based on the following schedule:

	Fiscal 2011	Fiscal 2010

Meeting Attendance
In-person Board meeting	$1,000	$1,000
Telephonic Board meeting	500	500
Committee meeting	500	500
Annual Retainer
All directors	50,000	30,000
Additional Retainers
Chairman of the Board	30,000	30,000
Audit Committee Chair	20,000	20,000
Management Development and Compensation Committee Chair	10,000	10,000
Lead Director	10,000	10,000

In addition to the amounts set forth in the table above, each non-employee director annually shall be entitled to equity compensation consisting of (1) an annual grant of a restricted stock award under our 2007 Equity Incentive Plan, and (2) an annual option grant under our 2007 Equity Incentive Plan.

In fiscal 2010 each non-employee director was granted (1) restricted stock awards having a fair value at the time of grant equal to $30,000, subject to one-year vesting, and (2) stock options having a fair value at the time of grant equal to $80,000 subject to annual four-year vesting on each anniversary of the grant date.

In fiscal 2011 each non-employee director shall be entitled to (1) restricted stock awards having a fair value at the time of grant equal to $55,000, subject to one-year vesting, and (2) stock options having a fair value at the time of grant equal to $55,000; with 50% of the options granted subject to one-year vesting, and the remaining 50% granted six-months later and subject to six-month vesting.

Such annual non-employee director grants will be made at the conclusion of each annual meeting of stockholders if the director is then a member of our Board. Stock option grants have historically had a ten or seven year term. The non-employee director grants will have an exercise price equal to the fair market value on the date of grant.

The following table sets forth the amount of compensation we paid to each of our directors for fiscal 2010.

	Fees Earned
	or Paid	Stock	Option
	in Cash	Awards	Awards	Total
Name	($)	($)(1)	($)(2)	($)

Michael Casey	57,500	30,000	80,000	167,500
RoAnn Costin	37,500	30,000	80,000	147,500
R. Brad Martin	51,000	30,000	80,000	161,000
Martha A.M. Morfitt	36,500	30,000	80,000	146,500
David M. Mussafer(3)	26,500	—	—	26,500
Rhoda M. Pitcher	41,000	30,000	80,000	151,000
Thomas G. Stemberg	47,650	30,000	80,000	157,650

(1)	The amounts in this column represent the expense recognized in fiscal 2010 by the company in accordance with FASB ASC Topic 718. See the notes to our financial statements contained in our Annual Report on Form 10-K for the fiscal year ended January 30, 2011 for a discussion of all assumptions made by us in determining the FASB ASC Topic 718 values of our stock awards.

(2)	The amounts in this column represent the expense recognized in fiscal 2010 by the company in accordance with FASB ASC Topic 718. See the notes to our financial statements contained in our Annual Report on Form 10-K for the fiscal year ended January 30, 2011 for a discussion of all assumptions made by us in determining the FASB ASC Topic 718 values of our equity awards.

(3)	David M. Mussafer, a former Class III director, resigned as a director immediately prior to the 2010 Annual Meeting.

The following table summarizes director options and restricted shares granted in fiscal 2010:

			Grant Date Fair
		Securities	Value of Securities
	Securities	Underlying	Underlying Options
	Underlying	Restricted Stock	and Restricted Stock
	Options Granted	Awards Granted	Awards Granted
	During Fiscal 2010	During Fiscal 2010	During Fiscal 2010(1)
Name	(#)	(#)	($)

Michael Casey	3,807	707	110,000
RoAnn Costin	3,807	707	110,000
R. Brad Martin	3,807	707	110,000
Martha A.M. Morfitt	3,807	707	110,000
David M. Mussafer(2)	—	—	—
Rhoda M. Pitcher	3,807	707	110,000
Thomas G. Stemberg	3,807	707	110,000

(1)	The amounts in this column represent the grant date fair value of the options and restricted stock awards granted in fiscal 2010 by the company in accordance with FASB ASC Topic 718. See the notes to our financial statements contained in our Annual Report on Form 10-K for the fiscal year ended January 30, 2011 for a discussion of all assumptions made by us in determining the FASB ASC Topic 718 values of our equity awards.

(2)	David M. Mussafer, a former Class III director, resigned as a director immediately prior to the 2010 Annual Meeting.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Person Transactions for Fiscal 2010

Other than compensation agreements and other arrangements which are described under “Compensation Discussion and Analysis” and the transactions described below, since February 1, 2010, there has not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities or any member of the immediate family of the foregoing persons had or will have a direct or indirect material interest. We believe that we have executed all of the transactions set forth below on terms no less favorable to us than we could have obtained from unaffiliated third parties.

Lease of Retail Location Property to Company

In June 2010, 0823038 BC Ltd., a company indirectly owned by Mr. Wilson, purchased the land and building in which the Victoria, British Columbia lululemon store is located. This location was previously owned by Honeybee Ventures, Ltd., a corporation owned 24% by Mr. Wilson, 26% by his wife, Shannon Wilson, and 50% by Mr. Wilson’s brother-in-law and sister-in-law, Ryan and Kimberly Smith. Commencing on October 1, 2008, lululemon leased the space for its Victoria store from Honeybee Ventures, Ltd. at a monthly rent of CDN$7,292. Unless earlier terminated pursuant to its terms, the lease will continue until June 30, 2012. The total monthly payments due under the lease from October 1, 2008 through the end of its term are approximately CDN$415,629.

Procedures for Approval of Related Person Transactions

In April 2007, we adopted a written statement of policy with respect to related party transactions, which is administered by our Audit Committee. Under our related party transaction policy, a “Related Party Transaction” is any transaction, arrangement or relationship between us or any of our subsidiaries and a Related Person not including any transactions involving less than $60,000 when aggregated with all similar transactions, or transactions that have received pre-approval of our Audit Committee. A “Related Person” is any of our executive officers, directors or director nominees, any stockholder beneficially owning in excess of 5% of our stock or securities exchangeable for our stock, any immediate family member of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is an executive officer, a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest in such entity.

Pursuant to our related party transaction policy, a Related Party Transaction may only be consummated or may only continue if:

•	Our Audit Committee approves or ratifies such transaction in accordance with the terms of the policy; or

•	the Chairman of our Audit Committee pre-approves or ratifies such transaction and the amount involved in the transaction is less than $100,000, provided that for the Related Party Transaction to continue it must be approved by our Audit Committee at its next regularly scheduled meeting.

If advance approval of a Related Party Transaction is not feasible, then that Related Party Transaction will be considered and, if our Audit Committee determines it to be appropriate, ratified, at its next regularly scheduled meeting. If we decide to proceed with a Related Party Transaction without advance approval, then the terms of such Related Party Transaction must permit termination by us without further material obligation in the event our Audit Committee ratification is not forthcoming at our Audit Committee’s next regularly scheduled meeting.

Transactions with Related Persons, though not classified as Related Party Transactions by our related party transaction policy and thus not subject to its review and approval requirements, may still need to be disclosed if required by the applicable securities laws, rules and regulations.

PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP BY MANAGEMENT

The following table sets forth information concerning the “beneficial ownership” of our common stock by (i) those persons who we know to beneficially own more than 5% of our outstanding common stock, (ii) our directors, (iii) the “named executive officers” listed in the Summary Compensation Table on page • , and (iv) all of our current directors and executive officers as a group. “Beneficial ownership” is a concept which takes into account shares that may be acquired within 60 days of April 25, 2011 (such as by exercising vested stock options) and shares as to which the named person has or shares voting and/or investment power. Information provided for Mr. Wilson, FMR LLC, Capital World Investors, and Columbia Wanger Asset Management, L.P., is based on the latest Schedules 13D or 13G, or Section 16 reports, as applicable, such individual or entity had filed with the SEC as of the date of this Proxy Statement. Information for all other persons is provided as of April 25, 2011.

	Number of Shares
	Beneficially
	Owned
Beneficial Owner(1)	(#)	Percent

Dennis J. Wilson(2)	22,735,529	32.0%
FMR LLC(3)	9,915,767	14.0%
82 Devonshire Street
Boston, MA 02109
Capital World Investors(4)	6,911,214	9.7%
333 South Hope Street
Los Angeles, CA 90071
Columbia Wanger Asset Management, L.P.(5)	5,551,250	7.8%
227 West Monroe Street, Suite 3000
Chicago, IL 60606
Christine M. Day(6)	294,284	*
Rhoda Pitcher(7)	105,069	*
John E. Currie(8)	109,885	*
R. Brad Martin(9)	12,641	*
RoAnn Costin(10)	44,588	*
Delaney Schweitzer(11)	32,410	*
Sheree Waterson(12)	40,550	*
Thomas G. Stemberg(13)	20,041	*
Michael Casey(14)	19,046	*
Martha A.M. Morfitt(15)	21,966	*
Directors and executive officers as a group (12 persons)(2);(6)-(16)	23,436,038	33.0%

*	Less than 1%.

(1)	Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table. Unless otherwise indicated, the address of the beneficial owner is c/o lululemon athletica inc., at 1818 Cornwall Avenue, Vancouver, British Columbia V6J 1C7.

(2)	Based on a Schedule 13G/A filed by Mr. Wilson with the SEC on February 14, 2011, and Forms 4 filed by Mr. Wilson with the SEC on January 5, 2011, January 7, 2011, January 13, 2011, February 3, 2011, February 4, 2011. Includes 17,390,728 shares of Common Stock issuable upon the exchange of exchangeable shares of Lulu Canadian Holding, Inc. held by Mr. Wilson, 134,492 shares of Common Stock issuable upon the exchange of exchangeable shares of Lulu Canadian Holding, Inc. held by Mr. Wilson’s wife, 5,164,429 shares of Common Stock held by LIPO Investments (USA), Inc., an entity which Mr. Wilson controls and 45,880 shares of Common Stock issuable upon the exchange of exchangeable shares of Lulu Canadian Holding, Inc. held by Five Boys Investments ULC, an entity which Mr. Wilson controls. Lulu Canadian

Holding, Inc. is the Company’s indirect wholly owned subsidiary. Exchangeable shares of Lulu Canadian Holding, Inc. may be exchanged on a one-for-one basis for shares of the Company’s Common Stock.

(3)	Based on a Schedule 13G/A filed by FMR LLC with the SEC on February 14, 2011. Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC, and Edward C. Johnson 3d, may each be deemed to beneficially own the shares held by FMR LLC.

(4)	Based on a Schedule 13G/A filed by Capital World Investors with the SEC on February 14, 2011.

(5)	Based on a Schedule 13G/A filed by Columbia Wanger Asset Management, L.P. on February 14, 2011.

(6)	Includes 17,616 shares and 276,668 shares of our Common Stock issuable upon exercise of options held by Ms. Day that may be exercised within 60 days of April 25, 2011.

(7)	Includes 88,573 shares and 16,496 shares of our Common Stock issuable upon exercise of options held by Ms. Pitcher that may be exercised within 60 days of April 25, 2011.

(8)	Includes 10,000 shares and 99,885 shares of our Common Stock issuable upon exercise of options held by Mr. Currie that may be exercised within 60 days of April 25, 2011.

(9)	Includes 7,552 shares and 5,089 shares of our Common Stock issuable upon exercise of options held by Mr. Martin that may be exercised within 60 days of April 25, 2011.

(10)	Includes 28,092 shares and 16,496 shares of our Common Stock issuable upon exercise of options held by Ms. Costin that may be exercised within 60 days of April 25, 2011.

(11)	Includes 32,410 shares of our Common Stock issuable upon exercise of options held by Ms. Schweitzer that may be exercised within 60 days of April 25, 2011.

(12)	Includes 40,500 shares of our Common Stock issuable upon exercise of options held by Ms. Waterson that may be exercised within 60 days of April 25, 2011.

(13)	Includes 12,092 shares and 7,019 shares of our Common Stock issuable upon exercise of options held by Mr. Stemberg that may be exercised within 60 days of April 25, 2011. Consists of 930 shares owned in trust and received by such trust in a distribution made on a pro rata basis from Highland Entrepreneurs’ Fund VI, Limited Partnership and from Highland Management Partners VI Limited Partnership for no consideration in a transaction exempt under Rule 16a-9(a).

(14)	Includes 9,388 shares and 9,658 shares of our Common Stock issuable upon exercise of options held by Mr. Casey that may be exercised within 60 days of April 25, 2011.

(15)	Includes 9,847 shares and 12,149 shares of our Common Stock issuable upon exercise of options held by Ms. Morfitt that may be exercised within 60 days of April 25, 2011.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who beneficially own more than 10% of our Common Stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person.

Based solely on our review of such forms furnished to us and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and greater-than-10% stockholders were complied with for fiscal 2010, except that Michael Casey filed one late report with respect to one transaction, RoAnn Costin filed one late report with respect to one transaction, Rhoda Pitcher filed one late report with respect to one transaction, R. Brad Martin filed two late reports with respect to two transactions, Martha A.M. Morfitt filed one late report with respect to one transaction and Thomas G. Stemberg filed one late report with respect to one transaction.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the Board knows of no other business that will be conducted at the 2011 Annual Meeting other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

STOCKHOLDER PROPOSALS TO BE PRESENTED
AT THE 2012 ANNUAL MEETING OF STOCKHOLDERS

Stockholder proposals to be included in our Proxy Statement for our 2012 Annual Meeting of Stockholders must be received by the Secretary of lululemon no later than December 31, 2011. Notices must be delivered to the Secretary at our executive offices at 1818 Cornwall Avenue, Vancouver, British Columbia, V6J 1C7. If we change the date of the 2012 Annual Meeting of Stockholders by more than 30 days from June 8, 2012, then the deadline will be the later of the 90th day prior to the 2012 Annual Meeting of Stockholders or the 10th day following the day on which we first publicly announce the date of the 2012 Annual Meeting of Stockholders.

Stockholders wishing to submit a proposal (including a nomination for election as a director) for consideration at the 2012 Annual Meeting of Stockholders must do so in accordance with the terms of the advance notice provisions in our bylaws. These advance notice provisions require that, among other things, the stockholder give written notice to the Secretary of lululemon no later than the 120th day prior to the first anniversary of the date on which we first mailed this proxy statement. For the 2012 Annual Meeting of Stockholders, a stockholder’s notice of a proposal will be considered timely if received no later than December 31, 2011. Notices must be delivered to the Secretary at our executive offices at 1818 Cornwall Avenue, Vancouver, British Columbia, V6J 1C7. If we change the date of the 2012 Annual Meeting of Stockholders by more than 30 days from June 8, 2012, then the deadline will be the later of the 90th day prior to the 2012 Annual Meeting of Stockholders or the 10th day following the day on which we first publicly announce the date of the 2012 Annual Meeting of Stockholders.

ANNUAL REPORT AND FORM 10-K

A copy of our combined annual report to stockholders and Annual Report on Form 10-K for the year ended January 30, 2011 will be mailed with this Proxy Statement to those stockholders that elect to receive a paper copy of the proxy materials. For those stockholders that receive the Notice, this Proxy Statement and our fiscal 2010 Annual Report are available at www.proxyvote.com.

By order of the Board of Directors,

Dennis J. Wilson
Chairman of the Board of Directors

April [  ], 2011

Whether or not you plan to attend the Annual Meeting, please vote your shares via the Internet, as described in the accompanying materials, to assure that your shares are represented at the meeting, or, if you elect to receive a paper copy of the proxy card by mail, you may mark, sign and date the proxy card and return it in the enclosed postage-paid envelope. If you attend the meeting you will, of course, have the right to revoke the proxy and vote your shares in person.

APPENDIX A

LULULEMON ATHLETICA INC.

EXECUTIVE BONUS PLAN

PLAN TERM	Five fiscal years beginning January 31, 2011
PLAN EFFECTIVE DATE	January 31, 2011
PLAN YEAR	lululemon’s fiscal year

PURPOSE

•	The purpose of this Executive Bonus Plan (the “Plan”) is to increase stockholder value by providing an incentive for the achievement of goals that support the strategic plan of lululemon athletica inc. (the “Company”).

ELIGIBILITY

•	The Plan is applicable for positions of executive vice president and above, and other senior officers of the Company as designated by the Management Development and Compensation Committee of the Board of Directors (the “Participants”).

•	The CEO has the authority to recommend participants. The Management Development and Compensation Committee has the sole authority to designate Participants.

•	Eligibility will cease upon termination of the Participant’s employment, withdrawal of designation by the Management Development and Compensation Committee, transfer to a position compensated otherwise than as provided in the Plan, termination of the Plan by the Company, or if the Participant engages, directly or indirectly, in any activity which is competitive with any Company activity.

•	If a Participant changes from an eligible position to an ineligible position during the Plan Year, eligibility to participate will be at the discretion of the Management Development and Compensation Committee.

TARGET BONUS

•	The target bonus shall be the amount that would be paid to the Participant under the Plan if 100% of Financial Performance Goals and 100% of Individual Performance Goals were met (the “Target Bonus”).

•	The Target Bonus for each Participant shall be established by the Management Development and Compensation Committee no later than ninety (90) days after the beginning of the Plan Year.

•	The Target Bonus may be established as a percentage of base cash salary, or according to another method established by the Management Development and Compensation Committee. The amount of the Target Bonus earned by the Participant shall be based on the achievement of Financial Performance Goals and, if applicable, Individual Performance Goals.

OBJECTIVE FINANCIAL PERFORMANCE GOALS

•	The Management Development and Compensation Committee shall select the Financial Performance Goals for each Participant no later than ninety (90) days after the beginning of the Plan Year and while the outcome is substantially uncertain.

•	The Management Development and Compensation Committee may establish any special adjustments that will be applied in calculating whether the Financial Performance Goals have been met to factor out extraordinary items no later than ninety (90) days after the beginning of the Plan Year and while the outcome is substantially uncertain.

•	In accordance with Section 162(m) of the Internal Revenue Code, the Management Development and Compensation Committee shall select one or more objective Financial Performance Goal measures from among Company Revenue, Earnings Per Share, Return on Capital, Sales Growth and Volume, Return on

Assets, Return on Equity, Net Income, Operating Income, Economic Profit, Expense Reduction or Controllable Expenses, Profit Margin, Gross Margin, Total Shareholder Return, Stock Price, Inventory Turns, and/or Free Cash Flow for the Objective Performance Goals.

•	The maximum performance level for each Financial Performance Goal is 150%.

•	90% of the Target Bonus will be based on achievement of the Financial Performance Goals.

INDIVIDUAL PERFORMANCE GOALS

•	The portion of the Target Bonus not determined by achievement of the Financial Performance Goals shall be determined by the Participant’s achievement of Individual Performance Goals.

•	Each Participant with Individual Performance Goals shall submit such Individual Performance Goals for approval by the Management Development and Compensation Committee within ninety (90) days after the beginning of the Plan Year.

•	The maximum performance level for each Individual Performance Goal is 150%.

BONUS PAYOUT AND ELIGIBILITY

•	The bonus payout for each Participant under the Plan is based on the achievement of the Financial Performance Goals and the Individual Performance Goals (the “Bonus Payout”). A Bonus Payout under the Plan is earned as of the end of the Plan Year and will be paid according to the Plan, if the Participant remains a Company employee through the date on which Bonus Payouts are made to Participants under the Plan, unless employment is terminated prior to the end of the Plan Year due to death or disability.

•	The Management Development and Compensation Committee, in its discretion, may determine that the Bonus Payout for any Participant will be less than (but not greater than) the amount earned by such Participant under the Plan.

•	The maximum Bonus Payout for the achievement of Financial Performance Goals and the Individual Performance Goals is [$3,500,000] to any one Participant in any plan year.

BONUS PAYOUT CALCULATION

•	Within ninety (90) days after the beginning of the Plan Year and while the outcome is substantially uncertain, the Management Development and Compensation Committee shall review and approve for each Participant: the Target Bonus; the Financial Performance Goals; the Individual Performance Goals; and the relative weighting of the goals for the Plan Year. Those metrics will be used to calculate the Bonus Payout for each Participant. The Management Development and Compensation Committee shall review the Bonus Payout calculation for each Participant.

BONUS PAYOUT PRORATIONS

•	For any Company employee who meets eligibility criteria and becomes a Participant after the start of the Plan Year but before November 1st of that fiscal year, or whose employment with the Company is terminated prior to the end of the Plan Year because of disability or death, the Management Development and Compensation Committee (1) shall prorate the Bonus Payout related to the Financial Performance Goals, and (2) in its discretion, may prorate the Bonus Payout related to Individual Performance Goals. If the Participant is on a leave of absence for a portion of the Plan Year, the Management Development and Compensation Committee in its discretion may reduce the Participant’s Bonus Payout on a pro-rata basis.

•	The proration is based on the number of full months during which the Participant participated in the Plan during the Plan Year. Credit is given for a full month if the Participant is eligible for 15 or more calendar days during that month.

•	If a Participant changes positions within the Company during the Plan Year, the Management Development and Compensation Committee in its discretion may prorate the Participant’s Bonus Payout by the number of months in each position.

ADMINISTRATION

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE RESPONSIBILITIES:

•	Approve the Plan design, Financial Performance Goals, and Individual Performance Goals for each Participant. Determine and certify the achievement of the Financial Performance Goals and Individual Performance Goals. Approve the Bonus Payout calculation and Bonus Payout for each Participant.

•	In the event of a dispute regarding the Plan, the Participant may seek resolution through the CEO and the Management Development and Compensation Committee. All determinations by the Management Development and Compensation Committee shall be final and conclusive.

BONUS PAYOUT ADMINISTRATION

•	The Bonus Payout will be made as soon as administratively feasible and is expected to be within approximately seventy-five (75) days after the end of the Plan Year. No amount is due and owing to any Participant before the Management Development and Compensation Committee has determined the Bonus Payout.

•	The Company will withhold amounts applicable to federal, state and local taxes, domestic or foreign, required by law or regulation.

CLAWBACK POLICY

•	All incentive compensation paid or awarded under the Plan on or after September 8, 2010 is subject to the terms and conditions of the Company’s Policy for Recoupment of Incentive Compensation (the “Clawback Policy”), as such policy may be amended from time to time.

TERMINATION OF EMPLOYMENT

•	The Plan is not a contract of employment for any period of time. Any Participant may resign or be terminated at any time for any or no reason. Employment and termination of employment are governed by the Company’s policies and any applicable employment agreement and not by the Plan.

REVISIONS TO THE PLAN

•	The Plan will be reviewed by the CFO, CEO and the Management Development and Compensation Committee on a periodic basis for revisions. The Company reserves the right at its discretion with or without notice, to review, change, amend or cancel the Plan, at any time.

APPENDIX B

CERTIFICATE OF AMENDMENT TO
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
LULULEMON ATHLETICA INC.

lululemon athletica inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (“DGCL”), does hereby certify as follows:

1. The present name of the Corporation is lululemon athletica inc. The Corporation was originally incorporated in the State of Delaware on November 21, 2005 under the name of Lulu Holding Inc.

2. ARTICLE IV, Section 4.1, of the Corporation’s Amended and Restated Certificate of Incorporation presently reads as follows:

“Total Authorized Capital.  The total number of shares of capital stock which the Corporation shall have authority to issue is Two Hundred Thirty Five Million (235,000,000) shares, consisting of: (a) Two Hundred Million (200,000,000) shares of common stock, par value $0.01 per share (the “Common Stock”), (b) Thirty Million (30,000,000) shares of special voting stock, par value $0.00001 per share (the “Special Voting Stock”), as provided in Article VI, and (c) Five Million (5,000,000) shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). The Common Stock, Special Voting Stock and Preferred Stock shall have the rights, preferences and limitations set forth below.”

and is hereby amended and restated in its entirety to read as follows:

“Total Authorized Capital.  The total number of shares of capital stock which the Corporation shall have authority to issue is Four Hundred Sixty-Five Million (465,000,000) shares, consisting of: (a) Four Hundred Million (400,000,000) shares of common stock, par value $0.005 per share (the “Common Stock”), (b) Sixty Million (60,000,000) shares of special voting stock, par value $0.00005 per share (the “Special Voting Stock”), as provided in Article VI, and (c) Five Million (5,000,000) shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). The Common Stock, Special Voting Stock and Preferred Stock shall have the rights, preferences and limitations set forth below.

Effective upon the filing date of this Certificate of Amendment to Amended and Restated Certificate of Incorporation, (i) every one (1) outstanding share of Common Stock shall be split into two (2) shares of fully paid and non-assessable Common Stock and (ii) every one (1) outstanding share of Special Voting Stock shall be split into two (2) shares of fully paid and non-assessable Special Voting Stock (the “Stock Split”). The Stock Split shall occur without any further action on the part of the Corporation or the holders of the Common Stock or Special Voting Stock and whether or not certificates representing such holders’ shares prior to the Stock Split are surrendered for cancellation. The Corporation shall not be obliged to issue certificates evidencing the shares of Common Stock or Special Voting Stock outstanding as a result of the Stock Split unless and until the certificates evidencing the shares held by a holder prior to the Stock Split are either delivered to the Corporation or its transfer agent, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.”

3. The foregoing amendment has been duly approved by the Board of Directors of the Corporation in accordance with the provisions of Section 141 and 242 of the DGCL.

4. The foregoing amendment has been duly approved by the written consent of the stockholders in accordance with Sections 228 and 242 of the DGCL and the Corporation’s Amended and Restated Certificate of Incorporation.

5. The foregoing amendment shall be effective on and as of the date of filing of this Certificate of Amendment with the Secretary of State of the State of Delaware.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to Amended and Restated Certificate of Incorporation to be signed by Christine M. Day, Chief Executive Officer, this  • day of     •    , 2011.

lululemon athletica inc.

By:
Name: Christine M. Day
Title: Chief Executive Officer

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